Exhibit 10.10

LOAN AGREEMENT

Dated as of January 27, 2005

between

CORUS BANK, N.A.

(“Lender”)

and

COMSTOCK PENDERBROOK, L.C.,
a Virginia limited liability company

(“Borrower”)

LOAN:  $67,000,000

ii

SECTION 3.30	Indebtedness

SECTION 3.31	Representations and Warranties to be Continuing

SECTION 3.32	Acknowledgment of Lender’s Reliance

ARTICLE IV	CLOSING DELIVERY CONDITIONS; CONDITIONS TO INITIAL DISBURSEMENT

SECTION 4.1	Conditions to Loan Closing; Closing Date

ARTICLE V	OTHER PROVISIONS CONCERNING ADVANCES

SECTION 5.1	General Terms and Conditions for Advances

SECTION 5.2	Payout Conditions and Deliveries

SECTION 5.3	Final Advance

SECTION 5.4	Payment of Interest; Interest Reserve

ARTICLE VI	PROJECT BUDGET, BORROWER’S EQUITY, LOAN BALANCING, AND CHANGE ORDERS

SECTION 6.1	Project Costs and Project Budget

SECTION 6.2	Change Orders and Changes to the Project Budget

SECTION 6.3	Loan Balancing

SECTION 6.4	Accounts

SECTION 6.5	Deposits for Real Estate Taxes

ARTICLE VII	CERTAIN COVENANTS BY BORROWER

SECTION 7.1	Inspection

SECTION 7.2	Mechanics’ Liens, Real Estate Taxes and Condominium Homeowner’s Association Dues

SECTION 7.3	Compliance; Construction; Operation

SECTION 7.4	Transfers; Changes in Organization

iii

SECTION 7.5	Leases

SECTION 7.6	Management Agreement

SECTION 7.7	Financial and Other Reports and Deliveries

SECTION 7.8	Insurance Requirements

SECTION 7.8.1	Insurance

SECTION 7.8.2	Policy Requirements

SECTION 7.8.3	Notice of Policies

SECTION 7.8.4	Insurance Review

SECTION 7.9	Borrower’s Indemnities

SECTION 7.10	Single Purpose Entity

SECTION 7.11	Further Assurances

SECTION 7.12	ERISA

SECTION 7.13	New Appraisals

SECTION 7.14	Contract Maintenance; Other Agreements

SECTION 7.15	Liens

ARTICLE VIII	CONDOMINIUM MATTERS

SECTION 8.1	Condominium Contracts

SECTION 8.2	No Modification or Termination of Condominium Contracts

SECTION 8.3	Performance under Condominium Contracts

SECTION 8.4	Sale Activity

SECTION 8.5	Minimum Unit Sales Price

SECTION 8.6	Condominium Documents

SECTION 8.7	Condominium Sales; Release of Units

iv

SECTION 8.8	Establishing the Condominium Regime

SECTION 8.9	Application of Unit Release Payments

SECTION 8.10	Upgrades

ARTICLE IX	CASUALTY AND CONDEMNATION

SECTION 9.1	Insurance and Condemnation Proceeds

SECTION 9.2	Disbursement of Property Proceeds

SECTION 9.3	Reduction in Secured Obligations

ARTICLE X	EVENTS OF DEFAULT

SECTION 10.1	Events of Default

ARTICLE XI	REMEDIES

SECTION 11.1	Accelerate the Note

SECTION 11.2	Terminate Lender’s Obligations

SECTION 11.3	Take Possession of the Property and Complete the Project (Borrower’s Power of Attorney)

SECTION 11.4	Offset

SECTION 11.5	Default Interest

ARTICLE XII	MISCELLANEOUS PROVISIONS

SECTION 12.1	Agreement Binding Only Upon Execution by Lender

SECTION 12.2	Entire Agreement

SECTION 12.3	No Waiver

SECTION 12.4	Amendments

SECTION 12.5	No Third Party Benefits

SECTION 12.6	Successors and Assigns

v

SECTION 12.7	Participations and Assignments

SECTION 12.8	All Advances Obligatory and Secured

SECTION 12.9	Publicity

SECTION 12.10	Notices

SECTION 12.11	Form of Documents

SECTION 12.12	Severability

SECTION 12.13	Lender Not Partner of Borrower

SECTION 12.14	Joint and Several Obligations

SECTION 12.15	Survival

SECTION 12.16	Time of the Essence

SECTION 12.17	Conflicts

SECTION 12.18	Waiver of Subrogation

SECTION 12.19	Governmental Regulation

SECTION 12.20	Counterparts; FAX

SECTION 12.21	Partial Release

SECTION 12.22	Governing Law; Jurisdiction; Venue; and Service of Process

SECTION 12.23	Waiver of Punitive and Consequential Damages

SECTION 12.24	Written Credit Agreements

vi

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of January 27, 2005, by and between COMSTOCK PENDERBROOK, L.C., a Virginia limited liability company (“Borrower”) and CORUS BANK, N.A. (“Lender”).

R E C I T A L S

Borrower hereby represents, warrants and covenants to Lender as follows:

I.              Borrower.  Borrower is a Virginia limited liability company which is wholly-owned and controlled by Comstock Homebuilding Companies, Inc., a Delaware corporation (“Comstock”) and Comstock is the sole member and manager of Borrower as set forth on Exhibit D attached hereto.

II.            The Land.  Borrower owns, or will own as of the Closing Date, in fee simple that certain parcel of real property commonly known as Fair Oaks Penderbrook, as more particularly described on Exhibit A attached hereto, and all easements, licenses, agreements, rights, hereditaments and privileges appurtenant to that parcel of real property (the “Land”).  The Land is located at 3905 Penderview Drive in Fairfax, Virginia.

III.           The Project.  The existing improvements on the Land consist of an 18-building apartment complex (the “Building”) with 424 units comprising no less than 327,396 square feet of net saleable space (collectively, “Residential Units”) and no less than 637 parking spaces (collectively, “Parking Units”).  The net saleable square footage shall be measured from the outside of exterior walls and from the middle of walls separating Residential Units and shall exclude balconies, hallways and all common areas.  The Building, all other improvements and construction to be made to the Land, and all fixtures, machinery, furnishings, equipment, supplies, and all other property of any kind installed or used at the Land are collectively called the “Project”.

IV.           The Property.  The Land and Project are collectively called the “Property”.

V.            The Loan.  Borrower desires to arrange financing for the purpose of providing funds for the acquisition of the Property, conversion of the Project to condominiums and for certain other Project expenses specified in this Agreement. Lender has agreed to lend to Borrower and Borrower has agreed to borrow an amount not to exceed $67,000,000 (the “Loan”), on the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the foregoing and of the various agreements set forth in this Agreement, Lender and Borrower agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                  Definition of Terms Used in This Agreement.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A attached hereto for all purposes of this Agreement.  The rules of interpretation set forth in Appendix A to this Agreement shall apply to this Agreement and all of the other Loan Documents.

ARTICLE II

BASIC LOAN TERMS

SECTION 2.1                  The Loan.  Subject to the terms and conditions of this Agreement, Lender agrees to lend and Borrower agrees to borrow sums up to the maximum amount of the Loan.  The Loan will be used for the acquisition, renovation and conversion of the Project into condominiums and other Project Costs as set forth in the Project Budget or elsewhere in this Agreement.  The Loan is evidenced by the Note.  The Loan shall bear interest as set forth in the Note.  All disbursements made by Lender pursuant to the terms of this Agreement shall be added to the outstanding principal balance of the Note.

SECTION 2.2                  Maturity Date.  Borrower will make payment in full of all unpaid principal and interest on the Note and all other amounts owing in connection with the Loan on the Maturity Date, or earlier upon acceleration of the Loan.

SECTION 2.3                  Loan Fees.  In consideration of Lender’s making the Loan to Borrower (and in addition to other amounts payable under this Agreement and the other Loan Documents), Borrower shall pay to Lender a fee in an aggregate amount equal to $670,000, of which: (a) $50,000 (the “Application Fee”) was paid (and Lender hereby acknowledges receipt) upon issuance of the Application Letter; (b) $150,000 (the “Commitment Fee”) shall be due and payable upon Borrower’s acceptance of the Commitment Letter; and (c) $470,000 shall be due and payable on the Closing Date (the “Closing Fee”, the Application Fee, the Commitment Fee and the Closing Fee, collectively, the “Loan Fees”) and shall be referred to as the Loan Fee on the Project Budget attached hereto as Exhibit B).

SECTION 2.4                  Loan Expenses.

(a)           Borrower shall pay all fees, costs and expenses paid or incurred by Lender in connection with the Loan, including:  (i) all costs of closing, administering and enforcing the Loan, including all unpaid Loan Fees; (ii) all costs of preparation, negotiation and execution of the Loan Documents and all closing or Loan administration documents; (iii) all costs of the Title Commitment, the Title Policy, date downs to any existing Title Commitment or Title Policy and any and all endorsements to any of the foregoing, the Survey and any and all additions or updates to the Survey, escrow charges, title charges, UCC, tax lien and judgment and all similar searches and reports which Lender may require in assessing the status of the security for the Loan in each of the foregoing cases, as such items may be required from time to time in the discretion of Lender; (iv) all fees and expenses of any consultants engaged by Lender in connection with this Loan, including cost-estimators, construction inspectors, consulting architects, appraisers, insurance consultants, environmental consultants, investigators and Lender’s Project Consultant; (v) all Project Costs; (vi) brokerage commissions (if any); (vii) recording and filing fees, and taxes, levies or fees required to be paid with respect to the Note, the Deed of Trust or any other of the Loan Documents or the filing or recordation thereof, even if such taxes, levies or fees are levied or assessed against, or under applicable Laws are to be borne by, Lender; and (viii) all of Lender’s travel and lodging costs relating to Property site inspections.  With respect to travel expenses, airfare for each officer or analyst who inspects the Project as part of Lender’s due diligence will be charged to Borrower.  If Lender employees utilize a commercial airline, the amount charged will be the actual expense incurred.  In the event Lender utilizes a private aircraft, the amount charged will be $800 per individual.

(b)           Borrower shall also pay all reasonable fees and disbursements of Lender’s attorneys (whether charged by outside or “in-house” counsel) in connection with the Loan, including fees and disbursements related to: (i) preparing and negotiating documentation for the Loan; (ii) Loan administration items (such as reviewing items to be approved during the term of the Loan); (iii) enforcing or exercising Lender’s rights or remedies connected with the Loan; and (iv) any litigation or threatened litigation or the preparation therefor which in any way whatsoever relates to the Loan, the Loan Documents or the Property. The terms “attorneys fees,” “legal fees and expenses” or other terms of such import whether used herein or in any other Loan Document shall include, without limitation, the fees charged by Lender for its in-house counsel, provided such fees are within the range of fees charged by attorneys of similar experience at medium to large sized law firms located in the City of Chicago, Illinois.

(c)           All amounts payable by Borrower under this Section 2.4 which are known as of the Closing Date shall, unless Lender agrees otherwise, be paid by Borrower, as a condition to the closing of the Loan.  Otherwise all amounts payable under this Section 2.4 shall be: (i) payable upon demand, (ii) shall bear interest as provided in the Note for sums advanced under this Agreement from the date of demand until payment in full and (iii) shall be a Secured Obligation under this Agreement, secured by the Deed of Trust and other Loan Documents.  Borrower hereby authorizes Lender to deduct the same from Loan proceeds as they are disbursed.  If the actual amount of charges are not ascertainable as of the Closing Date, Borrower hereby authorizes Lender to charge any applicable line item of the Project Budget to pay or to reimburse Lender for any amounts payable under this Section 2.4 and Borrower shall pay on demand any excess monies due.  Any such disbursement, if made, shall be added to the outstanding principal balance of the Note.  The authorization hereby granted shall not obligate Lender to make such disbursements.

SECTION 2.5                  Loan Documents.  The Loan shall be evidenced and secured by the Loan Documents.

SECTION 2.6                  Borrower’s Equity.  On or prior to the Closing Date, Borrower shall furnish to Lender evidence establishing to Lender’s sole satisfaction that Borrower has invested Eighteen Million One Hundred Thirty-Five Thousand and No/100 Dollars ($18,135,000) to pay for approved Project Costs contained in the Project Budget (“Borrower’s Minimum Equity

Investment”).  Borrower’s Minimum Equity Investment shall be: (i) subject to such verification as requested by Lender in its sole discretion and (ii) subject to increases as a result of any increases to the Project Budget.  In addition, Borrower shall make additional equity contributions from time to time as may be required to keep the Loan In Balance as required in Section 6.3 (“Borrower’s Additional Equity”; Borrower’s Minimum Equity Investment and Borrower’s Additional Equity are collectively referred to herein as “Borrower’s Equity”). It is understood and agreed that Lender shall not be required to disburse any proceeds of the Loan which shall be used to reimburse Borrower for Borrower’s Equity.  In the event Borrower or any other party invests more than Borrower’s Minimum Equity Investment, the amount of the Loan shall be permanently reduced by the amount of such excess deposit unless either: (x) such amount is Borrower’s Additional Equity required to be invested pursuant to Section 6.3 and is used in accordance with the terms thereof, or (y) Borrower delivers to Lender a written request for a reimbursement of such excess within thirty (30) days of such excess investment, but in no event shall a request be required sooner than thirty (30) days after the Closing Date.  In order to qualify to Borrower’s Equity, Borrower must receive the Borrower’s Minimum Equity Investment as a contribution to capital from Comstock.  Comstock is also referred to herein as a “Contributor”.  Borrower may not be indebted to any of the Contributors or any other entities for the contribution to capital.  Any contributors of equity shall be subordinate to Lender and to general unsecured creditors of Borrower and, if requested by Lender, shall execute a subordination agreement evidencing such subordination in form and substance satisfactory to Lender in its sole discretion.

SECTION 2.7                  Voluntary Prepayment.  In the event Borrower repays the Loan in whole or in part prior to the Maturity Date from a source other than Unit Release Payments, Borrower shall pay Lender a prepayment fee in an amount equal to two percent (2%) of the amount being prepaid or, in the event of prepayment in full, whether by acceleration of otherwise, two percent (2%) of the amount prepaid plus any unfunded commitment under the Loan (“Prepayment Fee”).  The Prepayment Fee payable pursuant to this Section shall be in addition to all other Secured Obligations (including Costs and the Exit Fee) due pursuant to the terms hereof.  The Prepayment Fee shall be applicable to all prepayments of principal, from any source of funds (other than Unit Release Payments) or cause of prepayment, including but not limited to voluntary prepayments, mandatory payments made after an Event of Default and acceleration (or shall be included as principal due in the event of a judgment of foreclosure), and payments made by Guarantor or any other Person pursuant to the Environmental Indemnity Agreement, the Guaranty or otherwise.  Any amounts prepaid may not be reborrowed.

SECTION 2.8                  Exit Fee.  In consideration of Lender’s making the Loan to Borrower (and in addition to other amounts payable under this Agreement and the other Loan Documents), Borrower shall pay to Lender a fee (the “Exit Fee”) equal to $335,000.  The Exit Fee will be due and payable as follows:  (a) $5,000 per individual Residential Unit (the “Individual Unit Exit Fee”) shall be due and payable in connection with the sale and release of each Residential Unit and (b) a final payment, equal to the difference between the Exit Fee less the sum of any previously paid Individual Unit Exit Fees, shall be due and payable at the earlier of (i) payment in full of the Loan for any reason (which shall be deemed to include Borrower’s cancellation or termination of the Loan prior to the funding of any Advances); or (ii) at Loan Maturity, whether by acceleration or otherwise.  In no event, however, shall the aggregate sum of Individual Unit Exit Fees exceed the aggregate amount of the Exit Fee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Recitals set forth above are made a part of this Article and constitute representations, warranties and covenants of Borrower.  Borrower further represents, warrants, covenants, and agrees as follows:

SECTION 3.1                  Status of Documents.  Each of (a) the Organizational Documents and (b) the Management Agreement are in full force and effect and are free from any default on the part of Borrower.  Such documents are hereinafter sometimes collectively called the “Basic Agreements”.  Borrower has provided Lender with true, correct and complete copies of the Basic Agreements which are in effect as of the Closing Date.

SECTION 3.2                  Due Organization; Authority.

(a)           Borrower is a limited liability company qualified to do business and in good standing under the Laws of the Commonwealth of Virginia and any other jurisdiction in which Borrower is required to qualify to do business and maintain its good standing therein.  Borrower has been duly authorized by all necessary corporate, limited liability company or partnership action and has all requisite power and authority to carry on its business, to hold title to the Property, to execute, deliver, borrow money under and otherwise perform this Agreement and the Loan Documents, and to consummate the transactions contemplated thereby.

(b)           Each Borrower Party is a corporation, partnership or limited liability company, as the case may be, duly organized and validly existing in the State of its incorporation or formation (as the case may be), and is qualified to do business and in good standing under the Laws of the State where the Property is located and any other jurisdiction in which such Borrower Party is required to qualify to do business and maintain its good standing therein.  Each Borrower Party has been duly authorized by all necessary corporate, partnership or limited liability company action (as the case may be) and has all requisite corporate, partnership or limited liability company power and authority to carry on its business and to execute, deliver and perform, for itself and on behalf of Borrower the Loan Documents entered into by such Borrower Party either for itself or on behalf of Borrower in connection with the Loan.

SECTION 3.3                  Enforceability.

(a)           This Agreement is, and all other Loan Documents executed by Borrower, on the execution and delivery thereof, will be, the legal, valid and binding obligation of Borrower enforceable in accordance with their terms;

(b)           This Agreement is, and all other Loan Documents executed by each Borrower Party on behalf of Borrower, on the execution and delivery thereof, will be, the legal, valid and binding obligation of such Borrower Party enforceable in accordance with their terms; and

(c)           The Guaranty, the Environmental Indemnity and each other Loan Document executed by Guarantor, on the execution and delivery thereof, will be, the legal, valid and binding obligation of Guarantor enforceable in accordance with their terms.

SECTION 3.4                  Pending Litigation.  Except as disclosed on Exhibit C attached to this Agreement, no actions, suits, or proceedings (including condemnation or eminent domain proceedings) are pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any Borrower Party, Guarantor, the Property or any other assets subject to the Loan Documents.  None of the items (if any) listed on Exhibit C or disclosed to Lender in writing during the term of the Loan will have a Material Adverse Effect.

SECTION 3.5                  No Violation.  There exists no violation, or default with respect to any of the Basic Agreements or of any mortgage, deed of trust, indenture or any other material contract, agreement or instrument applicable to Borrower, Guarantor or the Property, or by which any of the foregoing is bound.  The execution, delivery and performance of the Loan Documents will not result in any such violation, conflict or default, or result in the creation of any Lien on any of the assets of Borrower, any Borrower Party or Guarantor, other than the Permitted Exceptions.

SECTION 3.6                  No Conflict.  The Loan and all other transactions contemplated by the Loan Documents will not conflict with or result in a breach or violation of any Governmental Approval applicable to any of Borrower, any Borrower Party, Guarantor or the Property.

SECTION 3.7                  No Consent.  No consent, approval, or authorization of, or registration, declaration or filing with any Governmental Authority is required and has not been obtained in connection with the execution, delivery and performance by Borrower, any Borrower Party or Guarantor of each of the Loan Documents to which it is a party or any of the transactions contemplated in the Loan Documents.

SECTION 3.8                  Truth of Financial Statements; Financial Condition Warranty.  Any Financial Statements delivered to Lender by Borrower, any Borrower Party or Guarantor prior to or after the date of this Agreement: (a) are materially true, correct and complete and (b) fairly present in a manner internally consistent and consistent with prior statements submitted to Lender the respective financial conditions of the subjects thereof and for the periods referenced therein.  All charges payable with respect to the Project are current and not in default.  Borrower further warrants that except as disclosed to Lender in writing, neither Borrower, any Guarantor, any manager/director of Borrower, any equity owner of Borrower nor any of their respective Affiliates: (i) has ever been the subject of any criminal proceedings, other than minor traffic violations; (ii) has ever been the owner, whether directly or indirectly, of a parcel of real property which was the subject of foreclosure proceedings (whether judicial or non judicial); (iii) has ever been a party directly or indirectly, to a deed in lieu of foreclosure; and (iv) is not currently a party to any material pending litigation or administrative proceedings, or subject to any judicial or non-judicial orders or consent agreements.

SECTION 3.9                  Access.  The Property is contiguous to public streets, roads or highways, and vehicular and pedestrian access from the Property is permitted to such streets, roads or highways.

SECTION 3.10                Project Budget.  The Project Budget in good faith estimates all material costs and expenses which will be incurred by Borrower in the acquisition, development, renovation, conversion and operation of the Project through the Maturity Date.

SECTION 3.11                Leases.  All Leases are in full force and effect and are free from any default on the part of Borrower.

SECTION 3.12                Business Purpose.  Borrower will use the proceeds of the Loan solely for business purposes.

SECTION 3.13                Material Facts.  Neither this Agreement, nor the other Loan Documents, nor any other document, financial information, certificate or statement required by any Loan Document to be furnished to Lender by Borrower, any Borrower Party or the Guarantor contains, or will contain, at the time of submission, any untrue statement of a material fact or intentionally omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3.14                Title.  Borrower has good and marketable fee title to the Property, subject only to the Permitted Exceptions.

SECTION 3.15                Brokerage Fees and Commissions.  Neither Borrower nor any Person claiming by, through or under Borrower, has dealt with any Person in connection with the Loan in a manner that would entitle such Person to any brokerage fee or commission.

SECTION 3.16                Conditions Preventing Compliance.  To the knowledge of Borrower, no conditions exist which would prevent Borrower, any Borrower Party or Guarantor from complying with the provisions of the Loan Documents within the time limits set forth in the Loan Documents.

SECTION 3.17                Taxes.  Each of Borrower, Guarantor and each Borrower Party has filed all tax returns and reports required by law to have been filed by it, and each has paid all taxes, assessments and governmental charges levied upon each of them and any of its assets which are due and payable.

SECTION 3.18                ERISA.  Neither Borrower, any Borrower Party, nor Guarantor is an “employee benefit plan” (within the meaning of section 3(3) of ERISA) to which ERISA applies and neither Borrower’s, any Borrower Party’s nor Guarantor’s assets constitute assets of any such plan.

SECTION 3.19                Regulations G, U and X.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with Federal Reserve System Board of Governors’ Board Regulations G, U or X.  Terms for which meanings are provided in Federal Reserve System Board of Governors’ Board Regulations G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 3.20                Government Regulation.  Neither Borrower, any Borrower Party nor Guarantor is: (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility

Holding Company Act of 1935, as amended; or (iii) subject to any other federal or State Law or regulation which purports to restrict or regulate its ability to borrow money.

SECTION 3.21                Principal Place of Business and Chief Executive Office.  The principal place of business and chief executive office (as such term is defined in Article 9 of the UCC) of Borrower is located at c/o Comstock Homebuilding Companies, Inc., 11465 Sunset Hills Road, Suite 510, Reston, Virginia 20190.  The state of organization of Borrower is Virginia.  The federal employment identification number of Borrower is [20-2176975] and the organizational identification number of Borrower, as designated by the Commonwealth of Virginia is [S 139465-1].  Borrower shall not change its State of organization without Lender’s prior written consent.

SECTION 3.22                Ownership Structure.  The ownership structure of Borrower (including the ownership interests) is accurately set forth on Exhibit D hereto.

SECTION 3.23                Priority and Perfection.  As of the Closing Date, Lender has a first priority, perfected security interest in the Property, in each item thereof, and in each other item of property  (tangible or intangible) given to Lender by Borrower or Guarantor or any other party pursuant to any of the Loan Documents as security for the Loan. From and after the Closing Date, Borrower will not take any action which has any effect on Lender’s first priority perfected security interest in the Property.

SECTION 3.24                Condominium Contracts.  Upon the execution and delivery thereof, all Approved Condominium Contracts shall be in full force and effect and shall be in compliance with Section 8.1.  No event of default, or any event which, with the passage of time or the giving of notice, or both, would constitute an event of default, has occurred pursuant to the terms of any of the Approved Condominium Contracts, upon the execution and delivery thereof, on the part of Borrower or, to Borrower’s knowledge, the other parties thereto.

SECTION 3.25                Condominium Documents.  Borrower has delivered (or will deliver) to Lender true, correct and complete copies of each Condominium Document and each Condominium Document is (or will be) in compliance with applicable Laws.

SECTION 3.26                Borrower’s Equity; Advances.  Borrower has used (or will use) all of Borrower’s Minimum Equity Investment, all of Borrower’s Additional Equity and all Advances solely for purposes set forth in, and consistent with, the Project Budget.

SECTION 3.27                Patriot Act.  Neither Borrower, Guarantor, nor any of their respective officers, directors, shareholders, partners, members or Affiliates (including the indirect holders of equity interests in Borrower or Guarantor) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses [i] – [iv] above are herein referred to as a “Prohibited Person”).  Borrower covenants and agrees that neither Borrower, Guarantor, nor any of their respective officers, directors, shareholders, partners, members or any Affiliates (including the indirect holders of equity interests in Borrower or Guarantor) will: (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.  Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that: (i) neither Borrower, Guarantor, nor any of their respective officers, directors, shareholders, partners, members or Affiliates (including the indirect holders of equity interests in Borrower or Guarantor) is a Prohibited Person; and (ii) neither Borrower, Guarantor, nor any of their respective officers, directors, shareholders, partners, members or Affiliates (including the indirect holders of equity interests in Borrower or Guarantor) has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

SECTION 3.28                Solvency.  Borrower:  (i) is now and at all times during the term of this Agreement shall be generally paying its debts as they mature; (ii) now owns, and at all times during the term of this Agreement shall own, property which, at a fair valuation, is greater than the sum of its debts; and (iii) now has and at all times during the term of this Agreement shall have capital sufficient to carry on its business and transactions and all business transactions in which it is about to engage.

SECTION 3.29                Single Purpose Entity.  Borrower shall remain a Single Purpose Entity.

SECTION 3.30                Indebtedness.  Borrower has and shall have no indebtedness, other than the Secured Obligations evidenced hereby or indebtedness arising in the ordinary course of its business (which indebtedness is not indebtedness for borrowed money).

SECTION 3.31                Representations and Warranties to be Continuing.  All of the representations and warranties in this Agreement shall be true, correct and complete in all respects at the Closing Date and the date of the Initial Disbursement, and will continue to be true, correct and complete in all respects throughout the term of the Loan as if remade at all times afterwards.  All representations and warranties made in this Agreement, the Commitment Letter, the Loan Documents or in any other document delivered to Lender by or on behalf of Borrower, any Borrower Party or Guarantor shall survive the making of the Loan and shall continue in full force and effect as long as there remains unperformed any Secured Obligation to Lender under any of the Loan Documents.

SECTION 3.32                Acknowledgment of Lender’s Reliance.  Borrower acknowledges that the Loan will be made by Lender in reliance upon the representations, warranties, and agreements contained in the Loan Documents or any certificate delivered to Lender pursuant to the Loan Documents.  Lender shall be entitled to such reliance notwithstanding any investigation which has been or will be conducted by Lender or on its behalf.

ARTICLE IV

CLOSING DELIVERY CONDITIONS; CONDITIONS TO INITIAL DISBURSEMENT

SECTION 4.1                  Conditions to Loan Closing; Closing Date.  Prior to and as a condition to the closing of the Loan and disbursement of the Initial Disbursement, Lender must have received and approved the items specified in this Section 4.1 on or before the Closing Date.  These items must be fully executed where applicable, and all submissions which are not originals must be true and complete copies of these items and if requested by Lender, must be so certified by Borrower or Guarantor or any of such parties (as the case may be). In the event that Lender agrees to close the Loan without requiring Borrower to have satisfied each and every condition set forth in this Section 4.1 or otherwise (it being understood that Lender shall have no obligation to do so), then each and every condition not so satisfied as of the Closing Date shall be a condition to the funding of any additional Advance unless and until Borrower shall have satisfied such condition or Lender shall have expressly agreed in writing to permanently waive such condition.

(a)           Loan Documents.  The Loan Documents and the Commitment Letter.

(b)           UCC Searches.  Federal, state and local tax and judgment lien searches and searches of the appropriate Uniform Commercial Code filing offices showing no Liens affecting the Property or Borrower, other than the Permitted Exceptions.

(c)           Insurance.  Borrower shall provide, at least four (4) Business Days prior to the Closing Date, evidence that the insurance required under Section 7.8 is in effect.

(d)           Formation, Authority and Good Standing Documents.  The following items: (i) evidence of the due organization or incorporation and good standing of Borrower, its members and Guarantor (if a legal entity), as certified by the Secretary of State of such party’s State of organization or incorporation, the Secretary of State of the State where the Property is located and any other jurisdiction where such party is required to qualify to do business and maintain its good standing therein; (ii) true, correct and complete copies of all Organizational Documents; and (iii) evidence of the due authorization of this transaction by Borrower, its members and Guarantor, including, without limitation, corporate, partnership or limited liability company resolutions specifically authorizing this transaction and incumbency certificates with original specimen signatures for the officers signing the Loan Documents.  The foregoing organizational documents must demonstrate that the ownership, management and capital structure of the Borrower is consistent with Recital I of this Agreement.

(e)           Opinions of Borrower’s and Guarantor’s Counsel.  Legal opinions from Borrower’s and Guarantor’s counsel, whose identity must be satisfactory to Lender, addressing corporate, partnership and limited liability organization, authority and good standing, the enforceability of the Loan Documents, usury and such other matters which Lender may reasonably  request.

(f)            Financial Statements.  The most current financial statements available for Borrower and Guarantor, certified as required in and meeting the other requirements of Section 7.7.

(g)           Representations.  All representations and warranties of Borrower contained in this Agreement and in all of the other Loan Documents shall be true and correct as of the Closing Date.

(h)           Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(i)            Adverse Change.  There shall be no material adverse change in the financial condition of Borrower or Guarantor or the condition of the Property.

(j)            Casualty; Condemnation.  Neither the Property nor any part thereof shall have suffered any casualty or be subject to any existing or threatened condemnation or taking by eminent domain proceedings or otherwise.

(k)           Pending Litigation.  There shall be no pending or threatened litigation against Borrower, Guarantor or the Property known to Borrower or its counsel.

(l)            Commitment Letter.  There shall have been full compliance by Borrower with all of the terms and conditions of the Application Letter and the Commitment Letter.

(m)          Compliance with Laws.  Lender shall have received evidence satisfactory to it that the Property is in compliance with all Laws (including all local, State and federal environmental laws), including a copy of the final tract map or other Governmental Approval by each planning commission or other Governmental Authority with jurisdiction over the lawful development of the Project, and that there are no conditions existing currently or likely to exist during the term of the Loan that require or are likely to require clean-up, removal or other remedial action pursuant to any of the aforesaid environmental laws.

(n)           Appraisal.  A current appraisal of the Property addressed to Lender, which must be acceptable to Lender in its sole discretion. Acceptability shall be predicated upon, among other things: (a) a stated “as-is” value of the Property of no less than $75,000,000, (b) a stated “as-completed” value of the Project on the basis of a gross retail sell-out as condominiums of no less than $99,000,000, (c) a stated bulk sale upon completion value for the Project as condominiums of no less than $79,000,000, (d) a logical and consistent presentation, and (e) conformance with federal regulations governing the content of the appraisal.

(o)           Title Policy.  The Title Policy.  The Title Policy shall not contain any exceptions relating to the use by Borrower of any Contract Purchaser’s deposit with respect to Upgrades as funds with respect to the conversion of the Project.

(p)           Survey.  The Survey which shall be prepared and be certified in accordance with the survey certification attached as Exhibit F.

(q)           Environmental Report.  A complete Phase I environmental report addressed to and approved by Lender, prepared in such detail as Lender may require by a firm approved by Lender in its sole discretion, together with complete copies of all existing environmental and hazardous material studies and reports, and any disclosure document required pursuant to the laws of the State where the Property is located.

(r)            Licenses and Permits.  A certificate of occupancy for the Property.  Prior to the Closing Date, Borrower shall provide Lender with satisfactory evidence that Borrower has obtained all Permits and Governmental Approvals necessary for conversion of the Project, except for Permits required for the Upgrades to each Unit, including appropriate building permits, and application for Permits for the Project issued by the appropriate Governmental Authorities.

(s)           Zoning.  Evidence, in the form of a zoning endorsement and letters or approvals from any Governmental Authorities having jurisdiction over the zoning of the Property, confirming that the development and planned use of the Project is in compliance with all applicable zoning Laws and other applicable Governmental Approvals.

(t)            Utilities.  Evidence that all sewer, water, electrical, telephone and any other utility services are available at the Property in adequate supply for the Project.  This evidence shall include letters from the applicable utility providers.

(u)           Management Agreement.  A true correct and complete copy of the Management Agreement, together with a subordination of the Management Agreement in form and substance acceptable to Lender.

(v)           Agreements. Copies of all Basic Agreements and any other development, redevelopment, reciprocal easement or other material agreements relating to the Property certified by Borrower.

(w)          Wetlands Compliance. Evidence that any “wetlands” on the Land have been identified, and that any such wetlands will be preserved, replaced or otherwise dealt with in compliance with all Governmental Approvals.

(x)            Tax Bill.  A copy of the most recent real estate tax bills for the Property.

(y)           IRS Form.  An Internal Revenue Service tax return verification form (Form 4506T) executed by Borrower and Guarantor.

(z)            Form of Condominium Contract.  Lender shall have received and approved the form of Condominium Contract to be used for the Property, which shall be attached hereto as Exhibit G.

(aa)         Borrower’s Equity.  Evidence that Borrower has invested Borrower’s Minimum Equity Investment.

(bb)         Project Budget.  The Project Budget.  The Project Budget shall not contain any line items payable to Borrower, Guarantor or any Affiliate of Borrower or Guarantor, except for the Production Overhead line item in the amount of $392,000.  Borrower warrants that, except as set forth in the preceding sentence, no other Advances of the Loan shall be made to any Affiliates of Borrower or Guarantor.

(cc)         Price List.  Borrower shall have provided Lender with the Price List, which must be acceptable to Lender in its reasonable discretion. Approval of the Price List will be predicated on Lender’s evaluation and opinion, in its reasonable discretion, of the reasonableness of the proposed prices, provided that the proposed prices must average at least $300 per net saleable square foot, excluding any Upgrades and/or extras, in the Project.  No reduction to the Price List shall be made without Lender’s prior written approval if the result of such decreases would be to reduce the average price of the Units to less than $300 per net saleable square foot.

(dd)         Patriot Act.  All documents and information deemed necessary by Lender to comply with Section 326 of the USA Patriot Act and regulations promulgated pursuant to such Law.

(ee)         Ownership, Management and Capital Structure.  The ownership, management and capital structure of Borrower must be acceptable to Lender and any material change to the ownership, management or capital structure of Borrower or any material modification to the ownership or management of the members of Borrower (whether direct or indirect) following the Closing Date shall be subject to Lender’s prior written approval; provided however, Lender acknowledges that the sole member of Borrower is a publicly traded company and hereby approves of its securities being traded on the NASDAQ market.

(ff)           Project Schedule.  Lender has received and approved the Project Schedule.

(gg)         Conditions for Advances.  Borrower has satisfied all conditions for Advances set forth in Section 5.1 and Section 5.2.

ARTICLE V

OTHER PROVISIONS CONCERNING ADVANCES

This Article contains terms, conditions and delivery requirements which pertain to Advances under this Agreement other than the Initial Disbursement.  These terms, conditions and delivery requirements are in addition to those set forth elsewhere in this Agreement.

SECTION 5.1                  General Terms and Conditions for Advances.  Each Advance shall be subject to the following general terms and conditions:

(a)           No Event of Default.  The representations, warranties and covenants of the Guarantor in the Guaranty, the Environmental Indemnity and each other Loan Document to which it is a party and of Borrower in this Agreement and the other Loan Documents to which it is a party shall be true and correct in all material respects on and as of the date of such Advance and no Event of Default or Default shall have occurred and be continuing.  Each request for an Advance by Borrower shall, except as otherwise disclosed to Lender in writing, be deemed to be a certification of the foregoing.

(b)           Article IV Conditions.  All requirements set forth in Article IV of this Agreement as a condition precedent to the Closing Date shall have been satisfied, including, but not limited to, the delivery of evidence satisfactory to Lender that Borrower has invested Borrower’s Minimum Equity Investment and any required Borrower’s Additional Equity into the Project.

(c)           Notice, Frequency and Amounts.  Lender shall use commercially reasonably efforts to fund requests for Advances within ten (10) Business Days; provided, however, that all requests for Advances must be orderly, complete and in writing and must include all submissions required under this Agreement before the ten (10) Business Day period begins to run.  Advances shall not be made more frequently than once a month.  Borrower shall pay Lender a processing fee of $500 for each Advance, which shall be payable from Loan proceeds.

(d)           Purposes and Payees.  All disbursements of Loan proceeds must be approved by Lender in its sole but reasonable discretion based on costs expended on the condominium conversion as contained in the Project Budget.  Provided no Default or Event of Default then exists, Lender will allow monthly Advances of the Production Overhead up to $16,333 per month until the Production Overhead line item is exhausted. The amount of the requested Advance shall not exceed the cost of work in place and other amounts actually paid or payable by Borrower for Project Costs.  Upon confirmation of all requirements specified herein and upon receipt of the Title Insurer’s commitment to issue a date down to the Title Policy insuring the funds about to be disbursed, Lender shall wire transfer the Advance directly to Borrower at such location as Borrower may direct, who will then disburse directly to the general contractors or subcontractors as applicable.  After a Default or Event of Default, if, in Lender’s reasonable opinion, its position will be impaired if it does not make the Advance, Lender may (but shall not be obligated to make) make Advances from any Project Budget category (whether or not such Advances are consistent with the Project Budget) to or for any of the following parties or purposes:  (a) directly to any Person or Persons, including Lender, who in Lender’s reasonable judgment is entitled to payment for Project Costs, (b) for payment or performance of any of Borrower’s Secured Obligations under any of the Loan Documents, including fees, costs, expenses owing to Lender or its consultants, or (c) to the Title Insurer or any Lien claimant for the indemnity over or settlement of any claim for Lien other than a Permitted Exception.  Lender may make Advances under the prior sentence without further authorization by Borrower, but Lender will use reasonable efforts to give Borrower notice of such an Advance within ten (10) Business Days after making such an Advance.  Lender’s failure to give such notice shall not be regarded as a default by Lender or impair any of Lender’s rights.  Such Advances shall be treated as an Advance of the Loan as set forth in Section 12.8 below.  This paragraph shall not limit Lender’s rights to make Advances under other provisions of the Loan Documents.

(e)           Balancing Compliance.  The Loan must be In Balance as required under Section 6.3 below, and the Loan proceeds must be for the purposes set forth in and must be applied in compliance with the Project Budget.

(f)            Title Insurance Endorsements.  Lender shall have received a “datedown” endorsement to the Title Policy extending the coverage to include the date and amount of the requested Advance.  The datedown endorsement shall show no exceptions to title other than the Permitted Exceptions.  Any new exceptions must be approved by Lender in writing, acting reasonably.  Upon such approval, such new exception shall be considered a Permitted Exception.

Lender shall also be furnished a mechanic’s lien endorsement to the Title Policy in the form and substance acceptable to Lender.

(g)           NOI.  It is expressly understood and agreed that Borrower shall use all available NOI from the Project for Project Costs within the Project Budget prior to the use of any Loan proceeds.  Each request for an Advance by Borrower shall be deemed to be a certification from Borrower that NOI is insufficient to cover the Project Costs set forth in any requested Advance.

(h)           Casualty or Condemnation.  No casualty has occurred or condemnation proceeding has been initiated, which in Lender’s sole and absolute discretion, could have a Material Adverse Effect.

(i)            Material Adverse Effect.  No event or series of events shall have occurred which has resulted in a Material Adverse Effect.

SECTION 5.2                  Payout Conditions and Deliveries.  Prior to each Advance other than the Initial Disbursement, Borrower shall submit to Lender or Lender shall have received by the time required in Section 5.1(c) the following documents, each of which must be approved by Lender:

(a)           For each request for an Advance, a complete set of the “Request for Advance Documents” which shall include:

(i)                                     A written request for Advance from Borrower which shall cover and address all work for which disbursement is to be made to a date specified therein;

(ii)                                  Following the occurrence of an Event of Default, with respect to Advances for Hard Costs only, Contractor’s, subcontractors’, architect’s, engineer’s, material supplier’s and other design professional’s waivers of liens, subordinations of liens and all other statements and forms required for compliance with the mechanics’ lien or similar laws of the State where the Property is located through the date such contractor, subcontractor, architect, engineer, material supplier or other design professional has been paid, substantiating each draw request; provided, however, that in the event conditional lien waivers are provided to substantiate such draw request, then Borrower shall also provide an unconditional lien waiver covering all prior draw requests made;

(iii)                               A statement, in form reasonably prescribed by Lender, executed by Borrower stating among other things: (1) the names and addresses of all contractors with whom Borrower has contracted, (2) the amount of each contract, (3) amounts paid to date under each contract and (4) the amounts of current payment under each contract, retainage and balances due, broken down in a consistent manner (“Sworn Owner’s Statement”), together with copies of all subcontracts and proof of payment under such subcontracts as may be required by Lender; and

(iv)                              With respect to Advances for Hard Costs only, a statement, in form reasonably prescribed by Lender, executed by the contractor of the Project stating among other things: (1) the names and addresses of all suppliers, contractors and its own forces contracted to work, (2) the amount of each contract, (3) amounts paid to date under each contract, (4) change orders  and (5) the amounts of current payment under each contract and balances due, broken down in a consistent manner (“Sworn Contractor’s Statement”; the Sworn Owner’s Statement and the Sworn Contractor’s Statement are collectively referred to herein as the “Sworn Statement”); and

(v)                                 Borrower’s application and certification for payment executed by Borrower.

(b)           Title Insurer Documents.  Borrower shall have furnished, and covenants and agrees to furnish, to the Title Insurer the sworn statements, lien waivers and all other documents required by the Title Insurer for it to furnish the endorsements referred to in Section 5.1(f) above, including, but not limited to, a written certification by Borrower of the work completed to date on the Project which will be covered by such title endorsement.  Upon request by Lender, Borrower shall furnish copies of these items to Lender.

(c)           Soft Cost Backup.  For each request for an Advance for Soft Costs, copies of bonafide third party invoices, contracts and other documents and verification of such expenses in Lender’s reasonable discretion.

(d)           Site Inspection.  Lender may rely on the advice of Lender’s Project Consultant, who shall be retained by Lender at Borrower’s expense.  Lender, through Lender’s Project Consultant or its own employees, may perform a site inspection to confirm that progress with the conversion of the Project to a condominium property conforms to the Sworn Statement and is progressing within the Project Budget.  In no event, however, shall the opinion of Lender’s Project Consultant be binding on Lender.

(e)           Change Orders.  All change orders (including pending change orders), regardless of whether or not Lender’s approval is required under Section 6.2.

(f)            Other Items.  Such other documents and information as Lender may reasonably request.  These may include copies of any new contracts or subcontracts which Borrower may have entered into respecting the Project; bonds pertaining to these subcontracts as may be required by Lender; and certifications from the structural, mechanical and electrical engineers.

SECTION 5.3                  Final Advance.  Lender shall make the final Advance for costs of construction for the Project upon Borrower’s delivery to Lender of the following items, each to be reasonably satisfactory to Lender.  These conditions shall be in addition to those set forth in Section 5.1 and Section 5.2 and elsewhere in this Agreement.

(a)           Request for Advance Documents, which include certifications from Borrower that the Project has been completed;

(b)           A final mechanic’s lien endorsement for the current Advance and deletion of the pending construction exception to the Title Policy, together with such other endorsements as may be reasonably requested by Lender;

(c)           Following the occurrence of an Event of Default, final lien waivers from any contractor and all subcontractors and materialmen; provided, however, that in the event conditional lien waivers are provided to substantiate such draw request, then Borrower shall also provide an unconditional lien waiver covering all prior draw requests made and shall provide a final unconditional lien waiver no later than 30 days following the final Advance; and

(d)           An update of the tax, judgment lien and Uniform Commercial Code financing statement searches obtained pursuant to Section 4.1(b) showing no matters which are not Permitted Exceptions.

SECTION 5.4                  Payment of Interest; Interest Reserve.

(a)           A portion of the proceeds of the Loan in the amount of One Million Seven Hundred Thirty-One Thousand and No/100 Dollars ($1,731,000) shall be designated in the Project Budget as the Interest Reserve for the payment of interest on the Note.  In the event the Property, in any month, achieves a positive NOI, then such monthly NOI shall be applied to cover the Monthly Payment under the Note prior to the use of any Advances from the Interest Reserve line item of the Project Budget, and Lender is hereby authorized to apply any funds in the Operating Account to cover the Monthly Payment.  Either upon Borrower’s delivery of a request for an Advance from the Interest Reserve or, if such request is not timely delivered by Borrower, then upon Lender’s determination, in its discretion, that NOI held in the Operating Account is insufficient to cover the Monthly Payment, then, provided that no Event of Default shall have occurred and be continuing, Lender shall disburse to itself from the Interest Reserve an amount sufficient to pay all such accrued but unpaid interest.  Borrower hereby acknowledges that Lender is authorized to charge interest monthly against the Interest Reserve line item of the Project Budget, irrespective of whether Borrower has made a request for such advance.  Nothing contained in this Section shall relieve Borrower of the absolute and unconditional obligation to pay accrued interest on Note as provided herein and in the Note and other Loan Documents.  If the funds under the Interest Reserve are insufficient or are otherwise unavailable for disbursement (as the result of positive NOI for such month or an Event of Default), then Borrower shall pay or cause to be paid, directly to Lender the accrued interest then due and payable from Borrower’s funds and not from the proceeds of the Loan.

ARTICLE VI

PROJECT BUDGET, BORROWER’S EQUITY,
LOAN BALANCING, AND CHANGE ORDERS

SECTION 6.1                  Project Costs and Project Budget.

(a)           Project Costs.  The proceeds of the Loan shall be used solely for the costs of acquiring the Property and the payment of Project Costs in accordance with the Project Budget.  Borrower shall hold all Advances in trust to be spent for the Project Costs for which such Advance was made.  For the purposes of this Agreement, “Project Costs” shall mean all Hard Costs and Soft Costs of the Project which have been or will be incurred in connection with this Agreement and consistent with the Project Budget, as approved by Lender in its sole discretion.  Borrower shall pay all Project Costs as they become due and owing, notwithstanding that Lender may not be obligated to make an Advance hereunder or that the amount of any particular Advance may be insufficient to pay such costs and Borrower shall pay from its own funds any deficiency as Borrower’s Additional Equity hereunder.

(b)           Project Budget.  The Project Budget is attached as Exhibit B. Borrower must obtain Lender’s prior written approval before any modifications or amendments are made to the Project Budget.  The amount which Lender shall be obligated to disburse for any item of Project Costs shall not be in excess of the amount shown for that item on the Project Budget.  In the event the total actual Project Costs are less than the amount set forth in the Project Budget, the Loan shall be reduced by the amount of the savings.

SECTION 6.2                  Change Orders and Changes to the Project Budget.

(a)           Modifications and Changes Orders.  Borrower shall promptly notify Lender of any anticipated changes in Hard Costs or Soft Costs line items, which if approved by Lender, would result in a net increase in the total amount of the Hard Costs or Soft Costs line items (collectively, “Change Orders”). Any agreement between Borrower and any contractor regarding Change Orders shall be made only after the Lender’s prior written approval, which approval shall not be unreasonably withheld.  If as a result of any such change, when taken together in the aggregate with any prior changes, the Loan will be Out of Balance, then Borrower must also comply with the requirements of Section 6.3.

(b)           Interest Reserve and Production Overhead. There shall be no reallocations to or from the Interest Reserve line item of the Project Budget and no reallocations to or from the Production Overhead line of the Project Budget, without the prior written consent of Lender.

(c)           Soft Cost Contingency.  The Soft Cost Contingency line item of the Project Budget may be reallocated to pay other Soft Costs, subject to Lender’s prior written approval, to be determined in its reasonable discretion.

(d)           Reduction Based on Savings. In the event the final cost to renovate and convert the Project is less than the amount set forth in the Project Budget, the Loan amount shall be reduced by the amount of such reduction in cost.

SECTION 6.3                  Loan Balancing.

(a)           In Balance; Out of Balance.  Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Loan shall at all times be in “In Balance”.  The Loan shall be deemed to be “In Balance” only at such time, and from time to time, as Lender may determine, in its reasonable discretion, that the remaining amount available under the Loan equals or exceeds the Total Project Costs. Conversely, the Loan shall be deemed to be “Out of Balance” at such time, and from time to time, as Lender may determine, in its reasonable discretion, that the remaining amount available under the Loan does not equal or exceed the Total Project Costs.

(b)           Reallocation of Line Items. In determining whether the amount of the undisbursed Loan proceeds are sufficient to pay Total Project Costs, line items of the Project Budget shall be reallocated only in strict compliance with Section 6.2 and any surplus funds in line items which are not available for reallocation shall not be considered.  For greater certainty, and not in limitation of the foregoing, in determining whether the Loan is In Balance, Borrower shall not be permitted to make any reallocation to or from the Interest Reserve line item or the Production Overhead line item of the Project Budget to or from any other line items of the Project Budget.

(c)           Deficiency Deposit.  If Lender determines that the Loan is Out of Balance, then, within ten (10) days after written notice thereof from Lender to Borrower, Borrower shall deposit, in immediately available funds, an amount of cash equal to the amount Lender reasonably estimates will be sufficient to place the Loan In Balance (the “Deficiency Deposit”). Thereafter, the Deficiency Deposit will be disbursed by Lender prior to any further Advances of Loan proceeds and shall be used for Project Costs, subject to Borrower’s compliance with all conditions which would be applied to an Advance for the same Project Budget items to which the Deficiency Deposit will be applied. Any Deficiency Deposits shall be added to and made a part of Borrower’s Equity in the Project and no interest shall be paid to Borrower with respect to any such amounts.  Failure to deposit the Deficiency Deposits shall constitute an Event of Default.  Lender shall make no further disbursements of the Loan at any time the Loan is Out of Balance.

SECTION 6.4                  Accounts.

(a)           Project Account.  As and when required by Lender during the time of the Loan, Borrower covenants and agrees to establish and thereafter (until the Secured Obligations have been paid in full) shall maintain with Lender, one or more (as determined by Lender) deposit accounts into which all of Borrower’s Additional Equity, Deficiency Deposits and Real Estate Tax Deposits shall be deposited (collectively, the “Project Account”); provided however, Lender acknowledges that Advances of the Loan may be made from the Real Estate Taxes line item of the Project Budget to pay Real Estate Taxes in accordance with Section 6.5.

(b)           Operating Account.  Borrower covenants and agrees to establish the Operating Account with Lender on or before the Closing Date.  Borrower covenants and agrees to deposit, or cause to be deposited, all NOI with respect to the Property into the Operating Account and the failure to deposit all NOI into the Operating Account shall constitute an Event of Default. All available NOI in the Operating Account shall be used by Borrower first for the payment of monthly interest due on the Loan in accordance with Section 5.4, and then shall be used for other Project Costs prior to any further Advances of Loan proceeds. Disbursements from the Operating Account will be subject to Lender’s approval based upon Borrower’s compliance with all conditions which would be applied to an Advance for the same Project Budget items to which the NOI will be applied.

(c)           Pledge of Accounts.  To secure the payment and performance of the Secured Obligations, Borrower hereby pledges and assigns to Lender, all of Borrower’s right, title and interest in, and hereby grants to Lender, a security interest in and right of set-off against (said right of set-off shall not be exercised until the occurrence of and during the continuance of an Event of Default): (i) the Project Account and the Operating Account; (ii) all cash, instruments, securities, investments and other property from time to time transferred or credited to, contained in or comprising the Operating Account and the Project Account; (iii) all statements, certificates, passbooks and instruments representing the Project Account and the Operating Account or any

of the foregoing; (iv) any and all substitutions or additions of or with respect to any of the foregoing; and (v) any and all proceeds and products of any of the foregoing, whether now owned and existing or hereafter acquired or arising, including, without limitation (A) interest, principal, dividends and other amounts or distributions received with respect to any of the foregoing and (B) property received upon the sale, exchange or other disposition of any of the foregoing.  All amounts held in the Accounts shall be held by Lender to be irrevocably applied for the purposes for which made as herein provided, and shall not be subject to the direction or control of Borrower.

(d)                                 No Other Accounts.  Borrower covenants and agrees that, except for the Operating Account, the Project Account and any other account maintained with Lender pursuant to the terms hereof, it will not maintain or permit any property manager to maintain any bank or deposit accounts (of any kind or nature) with respect to the Property.  Notwithstanding he foregoing, the Manager shall be allowed to maintain an independent operating account.

(e)                                  Default.  Upon the occurrence of a Default or Event of Default hereunder, and in addition to all other rights, powers and remedies of Lender under this Agreement or under any other Loan Document, Lender may, at its option, without being required to do so and to the extent permitted by Law, apply any amounts in the Accounts on hand to any of the Secured Obligations, in such order and manner as Lender may elect in its discretion.  When the Secured Obligations have been fully paid and performed, as the case may be, amounts held in the Accounts shall be paid to Borrower.

SECTION 6.5                                                       Deposits for Real Estate Taxes.

(a)                                  All Real Estate Taxes shall be paid from Advances from the Real Estate Taxes line item in the Project Budget, provided such line item has not been exhausted.  After the Real Estate Taxes line item in the Project Budget has been depleted, Borrower shall thereafter on the first (1st) day of each and every month during the term of the Loan deposit an amount equal to one-twelfth (1/12) of 100% of the annual Real Estate Taxes next to become due upon the Property to be held in the Project Account for the payment of Real Estate Taxes when due; provided that in the case of the first such deposit there shall be deposited, in addition, an amount which, when added to the aggregate amount of monthly sums next payable under this Section 6.5, will result in a sufficient reserve to pay the Real Estate Taxes next becoming due one month prior to the date when such Real Estate Taxes are, in fact, due and payable pursuant to applicable Law.  If Lender determines at any time that monthly payments are not adequate to fund the next installment of Real Estate Taxes due, Borrower shall make an additional deposit in an amount equal to the expected deficiency.  The amount of the deposits described in this paragraph (herein generally called “Real Estate Tax Deposits”) shall be based upon Lender’s reasonable estimate as to the amount of Real Estate Taxes next to be payable.  Failure of Borrower to make the monthly Real Estate Deposits shall constitute an Event of Default.

(b)                                 Subsequent to the Mass Closing, if required pursuant to Section 6.5(a) Borrower shall continue to make monthly Real Estate Tax Deposits equal to one-twelfth of one hundred percent (100%) of the annual estimated Real Estate Taxes due with respect to the unsold Units in the Project into the Project Account.  Provided an escrow balance is built up which in Lender’s sole but reasonable discretion is sufficient to pay Borrower’s future Real Estate Tax obligations with respect to the Project, the Real Estate Tax Deposits may cease.  However, if Lender subsequently determines at any time that the remaining tax escrow balance is not sufficient to pay Borrower’s future Real Estate Tax obligations with respect to the Project, Borrower shall make one or more additional Real Estate Tax Deposit in amounts equal to the expected deficiency in the manner required by Lender.  Failure of Borrower to make such Real Estate Tax Deposits shall constitute an Event of Default.

(c)                                  The aggregate of the monthly Real Estate Tax Deposit, if required, together with monthly payments of interest and/or principal and interest payable on the Note shall be paid in a single payment each month, to be applied, so long as no Default or Event of Default has occurred hereunder and is continuing, to payment of Real Estate Taxes subject to the provisions of Section 6.5(d) below.

(d)                                 It shall be the responsibility of Borrower to furnish Lender with the bills for the Real Estate Taxes not later than the date that is thirty (30) days (or such later date if Borrower does not receive the tax bill from the taxing authority by such date) prior to the date on which the same are due and payable without penalty or premium of any kind.  If the total Real Estate Tax Deposits on hand shall not be sufficient to pay all of the Real Estate Taxes when the same shall become due, then Borrower shall deliver to Lender at the time of the submission of the bills to Lender as described above an amount equal to the deficiency.  If the total of such Real Estate Tax Deposit exceeds the amount required to pay the Real Estate Taxes, such excess shall be credited against subsequent payments to be made for such deposits.

ARTICLE VII

CERTAIN COVENANTS BY BORROWER

SECTION 7.1                                                       Inspection.  Borrower will permit Lender and Lender’s consultants to inspect the Property and all matters relating to the development and operation of the Property.  Borrower will cooperate and will cause its agents and contractors to cooperate to give Lender and its consultants full access to the Property.  Lender will endeavor to minimize interference with the activities at the Property in connection with any such inspection.  All inspections by Lender and its consultants shall be for the sole benefit of Lender for its Loan administration purposes only.  Neither Lender nor its consultants assumes any liability to Borrower or any other Person by reason of Lender’s or its consultant’s inspections, except as a result of such party’s gross negligence or willful misconduct.  Neither Borrower nor any other Person may rely on Lender’s inspections for any purpose (including stage of completion, adequacy or workmanship, compliance with Governmental Approvals, or other matters related to design, construction and operation).  Lender’s inspection of an item shall not result in any waiver of Lender’s rights in the event such item does not conform with this Agreement.  Borrower shall keep books and records fairly reflecting all of its business affairs and transactions.  Borrower shall grant Lender access to Borrower’s books and records during normal business hours and will permit Lender to make copies of Borrower’s books and records.

SECTION 7.2                                                       Mechanics’ Liens, Real Estate Taxes and Condominium Homeowner’s Association Dues.  Borrower shall keep the Property free from all Liens, including mechanics’ and materialmen’s liens. Borrower shall pay before delinquent all Real Estate Taxes and its portion of the condominium homeowner’s association dues against the Property. Failure of Borrower to pay its portion of condominium homeowner’s association dues prior to delinquency at any time shall constitute an Event of Default. Upon request, Borrower will furnish Lender with receipts indicating that all Real Estate Taxes have been paid currently.

SECTION 7.3                                                       Compliance; Construction; Operation.  Borrower shall cause all construction to be done free of defects in a good and workmanlike manner with materials which are new and of high quality. Borrower will promptly correct any defects in construction. The Project will be equipped with furnishings, fixtures and equipment which are new and of high quality. Borrower shall comply with all Governmental Approvals pertaining to the construction of the Project and the use and operation of the Property. Borrower will not commence any phase of construction or operation until it has secured all required Permits, licenses or other authorizations from the applicable Governmental Authorities. All materials and labor purchased and employed for the Project shall be used solely for the Project and for no other purpose.   Borrower shall perform all of its obligations under the Basic Agreements, all Leases, all covenants, conditions and restrictions of record and all other material agreements affecting the Property.  Except as otherwise provided elsewhere in this Agreement, Borrower shall not make or permit any material modification to or termination of any of the Basic Agreements without Lender’s consent.  Prior to the conversion of the Property, the Project shall be operated in a first-class manner as a residential apartment building and following conversion of the Project the Project shall be operated in a first-class manner as a residential condominium building. Borrower shall not apply for or permit to occur any material annexation, zoning or subdivision change respecting the Property.

SECTION 7.4                                                       Transfers; Changes in Organization.

(a)                                  Borrower shall not cause or permit any Transfer of (i) any of its rights under this Agreement or any other Loan Documents, (ii) any of its interest, legal or beneficial, in any part of the Property, except as otherwise permitted by this Agreement or the other Loan Documents or as may be consented to by Lender in writing.

(b)                                 Borrower shall not permit any Borrower Party to cause or permit any Transfer of any of its interest as a Borrower Party in Borrower.

(c)                                  Borrower shall not permit any shareholder or other owner of an interest in any Borrower Party to cause or permit any Transfer of any of its shares or other ownership interests in such Borrower Party; provided however, Lender acknowledges that the sole member of Borrower is a publicly traded company and hereby approves of its securities being traded on the NASDAQ.

(d)                                 Borrower shall not, nor shall Borrower permit its members or Guarantor, to make any material amendments to its respective Organizational Documents, without Lender’s prior written consent.

SECTION 7.5                                                       Leases.

(a)                                  Borrower shall not enter into any Lease that is not for a market rent and that is not terminable on 90 days notice or less, without Lender’s prior written consent.

(b)                                 Borrower shall, at its own cost and expense: (a) except as otherwise consistent with prudent residential apartment management practices, faithfully abide by, perform and discharge each and every obligation, covenant and agreement under any Lease to be performed by the landlord thereunder; (b) except as otherwise consistent with prudent residential apartment management practices, enforce or secure the performance of each and every obligation, covenant, condition and agreement in any Lease by the tenant thereunder to be performed; (c) not borrow against, pledge or further assign any rentals due under any Lease; (d) not permit the prepayment of any rents due under any Lease for more than ninety (90) days in advance nor for more than the next accruing installment of rents, nor anticipate, discount, compromise, forgive or waive any such rents; (e) except as otherwise consistent with prudent residential apartment management practices, not waive, excuse, condone or in any manner release or discharge any tenant of or from the obligations, covenants, conditions and agreements by said tenants to be performed under any Lease, unless in connection with the exercise of remedies against such tenant; (f) except as otherwise consistent with prudent residential apartment management practices, not terminate any Lease or accept a surrender thereof or a discharge of the tenant, unless in connection with the exercise of remedies against such tenant; and (g) not consent to a subordination of the interest of any tenant to any party other than Lender, and then only if specifically consented to by Lender.

(c)                                  Should Borrower fail to perform, comply with or discharge any obligations of Borrower under any Lease, or should Lender become aware of or be notified by any tenant under any Lease, of a failure on the part of Borrower to so perform, comply with or discharge its obligations under said Lease, Lender may, but shall not be obligated to, remedy such failure.  Any such action by Lender shall not waive or release Borrower from any obligation contained in this Agreement.  Any amount expended by Lender in such performance or attempted performance shall be deemed to be Costs.

SECTION 7.6                                                       Management Agreement.  (a) Borrower covenants and agrees as follows:

(i)            Borrower shall duly perform and observe all of the terms and conditions on its part to be performed and observed under the Management Agreement.

(ii)           Borrower shall use commercially reasonable efforts to cause Manager to manage and operate the Property in accordance with the Management Agreement.

(iii)          Without the prior written consent of Lender which shall not be unreasonably withheld or delayed, Borrower will not terminate, materially modify or amend (or permit to be terminated, materially modified or amended) the Management Agreement.

(b)           Without limitation of the provisions of paragraph (a) above, if the Management Agreement terminates or is terminated, Borrower shall promptly enter into a replacement Management Agreement with a replacement Manager, which Management Agreement and Manager shall be subject to Lender’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).  Borrower shall also cause such replacement Manager to enter into a subordination agreement satisfactory to Lender.

SECTION 7.7                                                       Financial and Other Reports and Deliveries.  Borrower shall furnish (or cause to be furnished) to Lender, the following financial statements and information at the following times:

(a)                                  Financial Statements.  Within 90 days of the end of each fiscal year, completed, signed and dated, internally prepared, annual financial statements (including income statements and balance sheets and such verifications, supporting schedules or additional statements necessary to substantiate any information contained in such financial statements), for Borrower, Guarantor and the Property, certified by an officer of Borrower or Guarantor, as applicable, as being accurate. Within 30 days of the end of each month, an internally prepared statement of income and expenses for the Project indicating sources and uses of funds, and such other statements as Lender may reasonably require, certified by an officer of Borrower or Guarantor, as applicable, as being complete, true and correct in all material respects.

(b)                                 Required Notices.  Borrower shall promptly notify Lender in writing of the occurrence of:  (i) any Event of Default or Default; (ii) any event which materially and adversely affects the ability of Borrower, any Borrower Party or Guarantor to perform any of its respective Secured Obligations hereunder or under any of the Loan Documents; (iii) any event which adversely affects the priority of Lender’s first lien on the Property; (iv) any judgments, litigation or other proceeding filed or threatened against any Borrower, Guarantor or the Property; (v) any material change in the financial condition of Borrower or Guarantor not previously described in the financial reports delivered to Lender pursuant to this Section 7.7; (vi) the institution of any steps by Borrower, any Borrower Party, Guarantor or any other person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower, any Borrower Party or Guarantor furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by Borrower, any Borrower Party or Guarantor of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower, any Borrower Party or Guarantor with respect to any post-retirement Welfare Plan benefit; (vii) as soon as possible after Borrower shall have received knowledge thereof, notice that an amendment shall be required or desirable to the Project Budget; or (viii) any notices alleging a material default (by any party thereto) under any of the Basic Agreements or the Management Agreement.

(c)                                  Furnishing Reports and Notices.  Upon request by Lender, Borrower shall provide Lender with copies of: (i) all inspections, reports, test results and other information received by Borrower from time to time from its employees, agents, representatives, architects, engineers, contractors and any other parties involved in the Project and (ii) any notices pertaining to the Project which Borrower has received from any Governmental Authorities or any insurance company providing insurance in connection with the Project.

(d)                                 Tax Returns. On or before April 30 of each year during the term of the Loan, true, correct and complete copies of Borrower’s federal and state income tax returns, Guarantor’s federal and state income tax returns and the federal and state tax returns for all entities reporting income and expenses on the Project; provided, that if an extension is filed by any such party with the Internal Revenue Service or applicable state revenue department, then if Lender is provided a true, correct and complete copy of such extension, Borrower may deliver such income tax returns to Lender simultaneously upon the filing thereof.

(e)                                  Sales Reports.  The Sales Report as and when required by the terms of Section 8.4.

(f)                                    Condominium Contracts.  Upon execution thereof, complete copies of all Condominium Contracts.

(g)                                 Homeowner’s Association Dues.  Within 15 days of the end of each month,  evidence reasonably satisfactory to Lender verifying that Borrower’s portion of the condominium homeowner’s association dues have been paid.

(h)                                 Books and Records.  Borrower shall maintain complete books of account and other records for the Property, and the same shall be made available for audit, inspection and copying by Lender and its agents at reasonable times and upon reasonable prior notice.

(i)                                     Other.  Borrower shall also furnish Lender such other material financial information or verifications concerning the Property, Borrower, any Borrower Party or Guarantor as Lender may reasonably request from time to time. Lender may retain an investigator to research the public records and reputation of any principal of Borrower or Guarantor.

SECTION 7.8                          Insurance Requirements.

SECTION 7.8.1                 Insurance.  Borrower, at its sole cost and expense, shall insure and keep the Property insured against such perils and hazards, and in such amounts and with such limits, as Lender may from time to time reasonably require at all times during the term of the Loan, including, but not limited to the insurance coverage set forth below.  Unless otherwise expressly defined herein, capitalized terms set forth in this Section are terms of art, as used in and understood in the insurance industry or are defined terms elsewhere in this Agreement.

(a)                                  Casualty/ “All Risk”.  Borrower shall maintain or obtain insurance against loss customarily included under standard “All Risk” insurance policies including Flood, Earthquake and such other insurable hazards as, under good insurance practices are insured against for other property and buildings similar to the Property in nature, use, location, height, and type of construction (the “All Risk Insurance”).  The amount of such insurance shall be not less than one hundred percent (100%) of the replacement cost of the improvements of the Property.  Such insurance policy shall contain an agreed amount endorsement. Flood and Earthquake sublimits shall be at least 25% of the replacement cost of the Property, but not less than $5,000,000 each per occurrence and in the annual aggregate, unless the risk is located in a Mercalli Zone VII or greater or a Flood Zone “A”, as defined by the National Insurance Flood Plan.  If the Property is located in an Earthquake Mercalli Zone VII or greater, Borrower shall maintain Earthquake limits providing for 75% of the replacement cost, with a deductible not greater than 5% of the replacement cost.  If the Property is located in a Flood Zone “A”, Borrower shall maintain Flood limits providing for 20% of the replacement cost, with a deductible not greater than 3% of replacement costs.  Such insurance shall cover increased cost of law or ordinance insurance, costs of demolition and increased cost of construction, with a sublimit of not less than

$1,000,000. If coverage is provided under a blanket policy, Lender shall be named as sole Loss Payee and Mortgagee for the Property.

(b)                                 Intentionally Deleted.

(c)                                  Commercial General Liability. Commercial General Liability Insurance, including, but not limited to, coverage for Owned (if any), Hired and Non-Owned Auto Liability, and Umbrella Liability coverage for Personal Injury, Bodily Injury, Death, Accident and Property Damage, providing in combination no less than $10,000,000 per occurrence and in the annual aggregate, per location.  The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, contractual liability and Products and Completed Operations Liability coverage.

(d)                                 Worker’s Compensation. Worker’s compensation insurance covering Borrower and its employees at the Property to the extent required, and in the amounts required by applicable Laws.

(e)                                  Business Interruption. Upon Lender’s reasonable request, business income and extra expense insurance, against the perils insured by the All Risk Insurance, for a period of indemnity of twelve months.

(f)            Dram Shop. Upon Lender’s reasonable request or prior to any tenant selling alcoholic beverages on any part of the Property, Borrower either itself or through the tenant shall provide evidence of so-called “Dram Shop” insurance against claims or liabilities arising directly or indirectly to Persons or property on account of the sale or dispensing of alcoholic beverages.  Coverage shall include loss of means of support.  Limits shall equal those limits as may be required by applicable Laws or as Lender may reasonably specify.  If state Law allows, Lender shall be named as an additional insured on such policy.

(g)           Other. Such other insurances as may be reasonably requested by Lender.

SECTION 7.8.2                 Policy Requirements.

(a)           All insurance policies shall be issued by an insurer or insurers with an A.M. Best rating of A:IX or better or a Standard and Poor’s rating of “AA”, or equivalent rating from another agency acceptable to Lender and be authorized in the State where the Property is located.  All insurance acquired pursuant to this Agreement shall be in form, amounts and with coverage and deductibles satisfactory to Lender, in Lender’s sole discretion.

(b)                                 The All Risk insurance required pursuant to Section 7.8.1(a) and (b) shall name Borrower as the insured and shall also name Lender as Loss Payee and Mortgagee, under a non-contributing standard mortgagee clause.  Without Lender’s prior written consent, Borrower shall not name any Person other than Lender as loss payee under any property insurance policies that Borrower is required to insure pursuant to any Lease.

(c)                                  The Commercial General Liability, Auto Liability and “Dram Shop” insurance set forth in Sections 7.8.1(c) and (f), shall name Lender, its directors, officers and employees as an Additional Insured.

(d)                                 The amount of any deductible under any insurance policy must be reasonably acceptable to Lender.

(e)                                  Borrower may provide required insurance under blanket policies.  Borrower shall not maintain any insurance on the Property that does not name Lender as Loss Payee.

(f)                                    Borrower shall pay the premiums for the insurance policies as the same become due and payable.  Borrower shall deliver to Lender certified copies of the insurance policies required to be maintained pursuant to this Agreement within sixty (60) days after the Closing Date, or ten (10) days after the issuance of the policies by the insurer, whichever is later, but in all events, no later than ninety (90) days after the Closing Date, and failure to do so will be an immediate Event of Default.  Notwithstanding the foregoing, Lender shall not be deemed by reason of the custody of such insurance policies to have knowledge of the contents thereof.  Borrower also shall deliver to Lender, within ten (10) days of Lender’s request, a certificate of Borrower or Borrower’s insurance agent setting forth the particulars as to all such insurance policies, that all premiums due thereon have been paid currently and that the same are in full force and effect.  BORROWER SHALL DELIVER A CERTIFICATE OR OTHER EVIDENCE OF INSURANCE ACCEPTABLE TO LENDER EVIDENCING THE INSURANCE REQUIRED HEREUNDER ON THE CLOSING DATE, TOGETHER WITH RECEIPTS FOR THE PAYMENT OF PREMIUMS THEREON.  ALL CERTIFICATES FOR PROPERTY INSURANCE MUST BE ON ACCORD FORM 27 or the equivalent;  ACCORD 25 certificates are acceptable for liability insurance.  Not later than fifteen (15) days prior to the expiration date of each of the insurance policies Borrower shall deliver to Lender a certificate of insurance evidencing renewal of coverage as required herein.  Within ten (10) days after such renewal, Borrower shall deliver to Lender evidence of payment of premium satisfactory to Lender.  Not later than ninety (90) days after the renewal of each of the insurance policies, Borrower shall deliver to Lender an original or certified copy (as required pursuant to this Section) of a renewal policy or policies.

(g)                                 Each insurance policy shall contain a provision whereby the insurer agrees that so long as the Loan is outstanding, such policy shall not be canceled or fail to be renewed, lapsed or materially changed without, in each case, at least thirty (30) days prior written notice to Lender, except ten (10) days prior written notice to Lender of non-payment of premium.

(h)                                 In the event any insurance policy (except for general and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of: (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured; (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof; or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement or the other Loan Documents.

(i)                                     Any insurance maintained pursuant to this Agreement may be evidenced by blanket insurance policies covering the Property and other properties or assets of Borrower or its Affiliates; provided that any such policy shall in all other respects comply with the requirements of this Section.  Lender, in its reasonable discretion, shall determine whether such blanket policies contain sufficient limits of insurance.

(j)                                     Any insurance carried by Lender shall be for its sole benefit and shall not inure to the benefit of Borrower and insurance required from Borrower shall be primary to any available, if any, to Lender.

(k)                                  All required policies, other than professional liability, shall provide that insurers have waived rights of subrogation against Lender.  The required insurance shall be primary without right of contribution from any insurance which may be carried by Lender.

(l)                                     The required limits are minimum limits established by Lender and nothing contained herein shall be construed to mean the required limits are adequate or appropriate to protect Borrower from greater loss.

SECTION 7.8.3                 Notice of Policies.  Any notice pertaining to insurance and required pursuant to this Section 7.8 shall be given in the manner provided in Section 12.10 below at Lender’s address stated above.

SECTION 7.8.4                 Insurance Review.  At Lender’s option, but not more often than annually, Borrower shall provide Lender with a report from an independent insurance consultant of regional or national prominence, acceptable to Lender, certifying that Borrower’s insurance is in compliance with this Section 7.8.

SECTION 7.9                                                       Borrower’s Indemnities.  Borrower shall indemnify, protect, defend Lender and each of its stockholders, directors, officers, employees and agents (each, a “Lender Party” and collectively the “Lender Parties”) and hold Lender Parties harmless from and against any and all actions, suits, losses, liabilities, damages, claims, costs and expenses of any kind whatsoever (including reasonable attorney’s fees and disbursements) actually paid, incurred or suffered by or asserted against the relevant Lender Party (irrespective of whether such Lender Party is a party to the action for which indemnification is sought) (collectively, “Losses”) as a result of or arising out of:

(a)                                  any matter financed or expected to be financed with the proceeds of the Loan;

(b)                                 the entering into and performance of this Agreement and any other Loan Document by any of Lender Parties (including any action brought by or on behalf of Borrower or any other party as the result of any determination by Lender pursuant to this Agreement not to fund any Advance);

(c)                                  any injury, damage or liability to persons or property at or about the Property or otherwise occurring in connection with the construction of the Project or the ownership, operation or maintenance of the Property;

(d)                                 the construction of the relationship between Lender and Borrower contrary to Section 12.13 below; and

(e)                                  any claim of a broker’s or finder’s fee against Lender by any person or entity in connection with any of the transactions herein contemplated, except for any such indemnified liabilities arising for the account of a particular Lender Party by reason of the relevant Lender Party’s gross negligence or willful misconduct.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. Borrower acknowledges that the indemnified Lender Parties may defend any matter covered by the above indemnification by counsel of the relevant Lender Party’s choice, and the costs of such defense (including reasonable attorney’s fees) are part of the costs covered by the indemnity;

provided, that the foregoing indemnification obligations set forth in (a)-(e) above shall not include any obligation to indemnify any Lender Party for Losses sustained or incurred by such Lender Party as a result of such Lender Party’s gross negligence or willful misconduct.

The foregoing indemnification obligations shall survive repayment of the Loan as set forth in Section 12.15 below.

SECTION 7.10                                                 Single Purpose Entity.  Borrower will at all times remain a Single Purpose Entity.

SECTION 7.11                                                 Further Assurances.  Borrower shall, from time to time, upon Lender’s request, execute, deliver, record and furnish such documents and do such other acts as Lender may reasonably deem necessary or desirable to: (i) perfect and maintain valid liens upon the security contemplated by the Loan Documents, (ii) correct any errors of a typographical or other manifest nature which may be contained in any of the Loan Documents, (iii) evidence Borrower’s compliance with the Loan Documents, and (iv) consummate fully and carry out the intent of the transactions contemplated under this Agreement.

SECTION 7.12                                                 ERISA.  Borrower hereby covenants to Lender for so long as the Note remains unpaid, Borrower will not be an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets will not constitute assets of any such plan.

SECTION 7.13                                                 New Appraisals.  Borrower acknowledges Lender’s right to obtain a new appraisal (or update of an existing appraisal) at any time while the Loan or any portion thereof remains outstanding (a) when, in Lender’s reasonable judgment, such an appraisal is warranted (at a minimum, a reappraisal will be required three years from the date of value cited in the original appraisal report), and/or (b) to comply with statutes, rules, regulations, or directives of Governmental Authorities having jurisdiction over Lender.  Borrower hereby agrees to pay, upon demand, all reasonable appraisers’ fees and related expenses incurred by Lender from time to time in obtaining appraisal reports.

SECTION 7.14                                                 Contract Maintenance; Other Agreements.  Borrower will, for the benefit of Lender, fully and promptly keep, observe, perform and satisfy each obligation, condition, covenant and restriction affecting the Property or imposed on it under any agreement between Borrower and a third party relating to the Collateral or the Secured Obligations, so that there will be no default thereunder and so that the Persons (other than Borrower) obligated thereon shall be and remain at all times obligated to perform for the benefit of Borrower and Lender.  Except as expressly contemplated in the Loan Documents, Borrower will not permit to exist any condition, event or fact which could allow or serve as a basis or justification for any such Person to avoid such performance.

SECTION 7.15                                                 Liens.  Neither Borrower nor Guarantor shall take any action that would impair the Liens created under this Agreement or any other Loan Document.  Borrower shall not be permitted to have any Liens on the Property other than the Liens created by the Loan Documents, and Permitted Exceptions without the prior written consent of Lender, which prior consent may be granted or withheld in Lender’s sole but reasonable discretion.

ARTICLE VIII

CONDOMINIUM MATTERS

SECTION 8.1                                                       Condominium Contracts.  Except as set forth in the immediately following sentence, without the prior written consent of Lender, Borrower shall not, and shall not cause, permit or suffer any other Person acting on behalf of or as agent for Borrower, to enter into a contract for the sale of any Unit (each a “Condominium Contract” and collectively, “Condominium Contracts”).  Notwithstanding the foregoing, provided no Event of Default has occurred, Borrower may enter into a bonafide, third party Condominium Contract if each of the following conditions is satisfied (each such Condominium Contract which satisfies such conditions is referred to as an “Approved Condominium Contract” and collectively as the “Approved Condominium Contracts”):

(a)                                  Such agreement shall be evidenced by a form of purchase agreement, together with form riders or approved modification language, which are attached hereto as Exhibit G (the “Form Condominium Contract”);

(b)                                 The Contract Buyer must be a third party not related to or affiliated, directly or indirectly, with Borrower, Guarantor or any principal of Borrower and which has no direct or indirect interest in the Property, unless said Condominium Contract is approved by Lender and meets or exceeds all release requirements contained herein, and is purchasing the Unit for his own use and not for investment, unless approved by Lender;

(c)                                  Unless consented to by Lender, the Contract Buyer under said Condominium Contract has (in the aggregate with all its Affiliates) not contracted to purchase more than two (2) Residential Units;

(d)                                 The earnest money deposit required thereunder is no less than one percent (1%) of the Base Purchase Price of such Unit;

(e)                                  There are no unexpired contingencies thereunder, including a mortgage contingency;

(f)                                    The Base Purchase Price for each Unit shall be greater than or equal to the following calculations, as applicable to such Unit: (1) if Upgrades are required for such Unit and such Unit is included in the Mass Closing, then the Base Purchase Price for such Unit shall be greater than or equal to the Minimum Unit Sales Price for such Unit; (2) if such Unit is included in the Mass Closing but the Unit is to be sold “as-is” with no required Upgrades, then the Base Purchase Price for such Unit shall be greater than or equal to 95% of the Minimum Unit Sales Price for such Unit; or (3) if such Unit is not included in the Mass Closing, then the Base Purchase Price for such Unit shall be greater than or equal to 95% of the Minimum Unit Sales Price for such Unit; and

(g)                                 All  conditions of applicable Laws to the contracting for the sale of such Unit have been satisfied.

Borrower will cooperate fully with Lender as to any verification Lender requires with respect to an Approved Condominium Contract.  It is expressly understood and agreed that each Approved Condominium Contract shall provide for the sale and conveyance of one Parking Unit in connection with the sale and conveyance of each Residential Unit.

SECTION 8.2                                                       No Modification or Termination of Condominium Contracts.  Borrower shall not, and shall not cause, suffer or permit any Borrower Party or any other Person acting on behalf of or as agent for Borrower to: (i) modify or amend any Approved Condominium Contract other than non-material modifications; or (ii) cancel, terminate or surrender any Approved Condominium Contract except, if no Event of Default shall have occurred, upon the default of the Contract Buyer thereunder.  Any default, breach or violation of this Section 8.2 shall be an automatic Event of Default (without any notice, grace or cure period).

SECTION 8.3                                                       Performance under Condominium Contracts.  Borrower shall: (i) observe and perform all the obligations imposed upon the seller under the Approved Condominium Contracts and applicable Laws and not do or permit to be done anything to impair the value of any of the Approved Condominium Contracts; (ii) promptly send copies to Lender of all notices of default which Borrower or its agents or representatives shall send or receive thereunder; (iii) enforce all of the terms, covenants and conditions contained in the Approved Condominium Contracts upon the part of the Contract Buyer thereunder to be observed or performed; provided, however, without the prior written consent of Lender, Borrower shall not (A) cancel, terminate or surrender any Approved Condominium Contract except as set forth in Section 8.2 above or (B) execute any other assignment of the seller’s interest in any of the Approved Condominium Contracts or the purchase price payable thereunder, except pursuant to the Loan Documents.

SECTION 8.4                                                       Sale Activity.  Borrower shall use commercially reasonable efforts to market and sell all Units in the Project for a Base Purchase Price not less than the Minimum Unit Sales Price.  Borrower shall provide Lender within ten (10) days of the end of each month a current certified Sales Report. Within ten (10) days after written request from Lender, Borrower shall also provide Lender with any information reasonably requested by Lender regarding sales activity at the Project.

SECTION 8.5                                                       Minimum Unit Sales Price.  Attached hereto as Exhibit E is a price list that provides a detailed breakdown of the size, type, location and Minimum Unit Sales Price for each Residential Unit and/or Parking Unit (the “Price List”).

SECTION 8.6                                                       Condominium Documents.  Without the prior written consent of Lender, Borrower shall not, and shall not cause, suffer or permit any Borrower Party or any other Person acting on behalf of or as agent for Borrower to: (i) enter into any Condominium Document; (ii) record any Condominium Document; (iii) modify or amend, in any material respect any Condominium Document or the form thereof submitted to and approved by Lender in accordance with Section 8.8; or (iv) cancel, terminate or surrender any Condominium Document.  Notwithstanding the foregoing, this Section shall not apply to any Condominium Contract, the subject matter of which is governed by Sections 8.1, 8.2 and 8.3. Any default, breach or violation of this Section shall be an automatic Event of Default (without any notice, grace or cure period).  It is expressly understood and agreed that the Declaration of Condominium may not be recorded other than immediately prior to the sale and conveyance of the first Residential Unit.

SECTION 8.7                                                       Condominium Sales; Release of Units.

(a)                                  Initial Condominium Closing Conditions. Prior to the transfer of title of the first Residential Units or Parking Units, Borrower shall, in addition to and not in limitation of any other requirements set forth herein, and the requirements of applicable Laws, satisfy each of the following conditions (“Initial Condominium Closing Conditions”):

(i)                                     All Offering Materials shall have been approved by Lender and shall contain all documents and instruments by which Residential Units and Parking Units will be transferred to Contract Buyers, including, without limitation, the Declaration of Condominium pursuant to which the Property shall be converted to condominium ownership; the bylaws and other governing instruments pursuant to which the Association shall be created and governed; and the form of the deed by which the Units shall be conveyed to Contract Buyers.

(ii)                                  Borrower shall have filed and recorded the Declaration of Condominium and the Plat of Condominium immediately prior to the first conveyance of a Unit, and Lender shall have executed a document or documents, prepared by Borrower at Borrower’s expense but subject to Lender’s approval in its reasonable discretion, subordinating the lien of the Deed of Trust and the UCC Financing Statements to the Declaration of Condominium, the condominium bylaws and the Plat of Condominium.

(iii)                               Borrower shall have obtained a temporary or permanent certificate of occupancy or other evidence reasonably acceptable to Lender that a certificate of occupancy shall be issued, covering the Residential Units or the Residential Unit proposed to be transferred.

(iv)                              If required by Lender, at Borrower’s expense, Lender shall have received from the Title Insurer or another title insurance company duly licensed to do business and in good standing in the Commonwealth of Virginia a copy of a written bulk commitment from such title insurance company to prospective purchasers of the Residential Units committing to insure title of purchasers of such Units who desire such insurance.

(v)                                 Borrower shall have satisfied any other conditions required to be satisfied prior to such transfer of title pursuant to the Loan Documents and applicable Laws.

(vi)          Borrower must provide proof acceptable to Lender in its sole discretion that (i) Borrower has received fully executed Approved Condominium Contracts for at least 100 Units comprising at least 77,000 net sellable square feet and constituting minimum aggregate gross sale proceeds (excluding Upgrades) of at least $23,000,000 and (ii) Borrower will be able to close on at least 90 of the foregoing Units over a 90 day period (“Mass Closing”).  Each and every Residential Unit involved in the Mass Closing must:  (A) have a gross selling price of at least the Minimum Unit Sales Price for such Residential Unit as set forth in Exhibit E (exclusive of any extras and/or Upgrades) and (B) generate proceeds satisfying the Unit Release Payment criteria set forth in Section 8.7(c).

(b)                                 Mass Closing Timeframe.  Borrower covenants and agrees that it will complete the Mass Closing within the Mass Closing Timeframe.  In the event the Mass Closing is not achieved by the earlier of the expiration of the Mass  Closing Timeframe or the twelve (12) month anniversary of the Closing Date, Borrower shall immediately make a principal reduction payment on the Loan in an amount equal to (a) $4,000,000 multiplied by (b) (one (1) minus (the number of Units closed during the Mass Closing Timeframe divided by 90), from additional cash equity and not from any proceeds derived from the Property together with payment of the Prepayment Fee applicable to such prepayment.

(c)                                  Condominium Closings.  No less than ten (10) Business Days prior to the sale of each Residential Unit or Parking Unit pursuant to an Approved Condominium Contract, Borrower shall deliver notice to Lender (a “Closing Notice”) which Closing Notice shall: (i) specifically identify the Residential Unit(s) and Parking Units to be conveyed; (ii) state the purchase price to be paid therefor, specifically identifying the portion thereof applicable to the Residential Unit, Upgrades, if any, and the Parking Units and specifically stating if such purchase price is less than the Minimum Unit Sales Price; (iii) be accompanied by a copy of the draft closing statement indicating the amount, if any, of any proposed holdback and the provisions pursuant to which such holdback shall be released to Lender; and (iv) be accompanied by the form of the partial release to be executed by Lender in order to release its security interest under the Deed of Trust in the applicable Residential Unit and/or Parking Units to be sold and containing a description of the Residential Unit and/or Parking Units, as applicable, to be released, which partial release shall be prepared by Borrower at Borrower’s sole cost and expense (“Unit Releases”). Notwithstanding the foregoing, Lender is willing, so long as the same is acceptable to the Title Insurer, to deliver groups of partial releases in arrears. In no event shall the consideration payable to Lender from the proceeds of such closing be less than the Unit Release Payments.  Lender shall approve or disapprove the adequacy of the items identified in the Closing Notice within five (5) Business Days after receipt thereof.

(d)                                 Release of Units.  Upon receipt of a Closing Notice and satisfaction of all conditions precedent set forth in Section 8.7(a) and this Section 8.7(c) and upon the confirmation of the closing of a sale of a Residential Unit and Parking Units pursuant to an Approved Condominium Contract, Lender shall release the applicable Residential Unit, Parking Units and its appurtenant undivided interest in the common elements, from the lien of the Deed of Trust and the other Loan Documents on the condition that Lender shall have received payment of the Unit Release Payment for each Unit so sold.  As used herein, “Unit Release Payment” means the greatest of: (i) 100% of the Net Sales Price for such Residential Unit and/or Parking Unit(s), as the case may be, (ii) 93% of the Base Purchase Price for such Residential Unit and its Parking Units, plus 100% of any Upgrade Profits, or (iii) 90% of the Minimum Unit Sales Price.  Borrower shall cause the Title Insurer, as escrowee, to pay the proceeds of sale in an amount of not less than the Unit Release Payment directly to Lender by wire-transfer of immediately available funds. The proceeds of sale shall be applied in accordance with the provisions of Section 8.9 of this Agreement.

SECTION 8.8                                                       Establishing the Condominium Regime.

(a)                                  Condominium Documents. Borrower hereby covenants and agrees to cause to be prepared the Declaration of Condominium, the Plat of Condominium, the Association bylaws, and all other documents and instruments required to convert the Property to a condominium form of ownership under the Laws of the Commonwealth of Virginia (the “Condominium Regime”) and to prepare the offering of the Residential Units and Parking Units to the public in conformance with the requirements of all applicable Laws.  At least twenty (20) days prior to the Mass Closing, Borrower shall furnish to Lender, for Lender’s approval, the Condominium Documents, which include, without limitation, the proposed Declaration of Condominium and all other declarations of covenants, conditions, restrictions or easements that affect the Property. All of the Condominium Documents are subject to the approval of Lender. Borrower hereby covenants to include in the Offering Materials all disclosures regarding the Property required by all applicable Laws. To secure payment and performance of all Secured Obligations, and to the extent permitted by applicable Law, Borrower hereby collaterally assigns to Lender and grants a security interest to Lender in: (i) Borrower’s interest as declarant under the Declaration of Condominium and all other Condominium Documents and (ii) all Condominium Contracts. Once all of the Condominium Documents have been approved by Lender, the Declaration of Condominium, the other Condominium Documents and all other documents shall not be revised or amended without Lender’s prior written approval, except for such non-material modifications as may be necessary to comply with applicable Law.

(b)                                 Reciprocal Easements. Borrower shall deliver to Lender, for Lender’s review and approval, in Lender’s reasonable discretion: (i) a plan of subdivision and declaration of reciprocal easements for party wall rights, access, ingress, egress, support, encroachment, utilities, common usage, and such other matters for all portions of the Property, as Lender shall deem necessary or desirable, in Lender’s reasonable discretion; and (ii) evidence that said plan of subdivision complies with all requirements of Law.

(c)                                  Recording of Condominium Documents. Notwithstanding the foregoing, Borrower shall not permit or cause: (x) the Declaration of Condominium, (y) the Plat of Condominium, or (z) all other documents, and instruments required by applicable Laws to be duly recorded in the appropriate office in the Commonwealth of Virginia without the prior written approval of Lender. Borrower shall not be entitled to record the foregoing documents prior to the Mass Closing and if an Event of Default has occurred and is continuing at the time of such proposed recording.  Not later than the date of the Mass Closing (or on such earlier date as may be required by applicable Laws and approved in writing by Lender) Borrower shall cause: (x) the Declaration of Condominium, (y) the Plat of Condominium and (z) all other documents, and instruments required by applicable Laws to be duly recorded in the appropriate office in the Commonwealth of Virginia.

(d)                                 Interstate Land Sales Full Disclosure Act.  In connection with the conversion of the Property to a Condominium Regime, Borrower will comply with the Interstate Land Sales Full Disclosure Act (15 U.S.C. § 1701, et seq.) and the rules and regulations associated therewith (in this Section only collectively, the “Land Act”), and will deliver to the U.S. Department of Housing and Urban Development (“HUD”) two (2) copies of the final printed version of the Offering Materials upon preparation thereof and will at all times thereafter during the term hereof, file the Annual Report of Activity and all amendments and supplements thereto, as required pursuant to 24 CFR 1710.310, and will thereafter take all action necessary or desirable to comply with the Land Act.  Borrower shall deliver copies of all such filings to Lender within ten (10) days after the filing thereof, together with all notices, requests, correspondence, and demands delivered by HUD to Borrower.  Failure by Borrower to comply at all times with the Land Act, when applicable, shall constitute an Event of Default.  Notwithstanding anything to the contrary contained in this Section, Borrower shall not be required to comply with the provisions of this Section in the event Borrower is exempt from the requirements of the Land Act.

SECTION 8.9                                                       Application of Unit Release Payments; Cash Collateral Account.  Upon Lender’s receipt of Unit Release Payments, so long as no Event of Default exists, such funds shall be applied by Lender as follows: (i) first, to pay Lender the Individual Unit Exit Fee for each Unit released, (ii) second, to repay the principal balance of the Loan outstanding from time to time, (iii) third, to pay all of Lender’s costs and expenses which may be outstanding from time to time, (iv) fourth, to pay accrued but unpaid interest on the Loan, and (v) fifth, to all other Secured Obligations, until the Loan is paid in full.  In the event that a Unit is sold and the proceeds thereof are paid on a date when Lender has a commitment to fund additional Loan proceeds, but there are no Secured Obligations then due and owing, an amount equal to such Unit Release Payment shall be deposited into a cash collateral account. Borrowers grant to Lender a first, perfected security interest in such cash collateral account to secure all Secured Obligations. Provided no Event of Default or Default shall have occurred and be continuing, Borrowers shall have the right, as part of any request for an Advance, to direct Lender to disburse funds in the cash collateral account to pay Project Costs set forth in the Project Budget, in lieu of disbursements of Loan proceeds to pay said Project Costs. Any amounts so disbursed by Lender shall be disbursed in the manner and subject to the satisfaction of the conditions precedent set forth herein for disbursements of Loan proceeds and the Loan shall be reduced by the amount of any disbursements from such cash collateral account.

SECTION 8.10                                                 Upgrades.  Borrower may enter into Approved Condominium Contract (or amendments thereto) requiring Upgrades which are in addition to those contemplated to be funded by the Unit Upgrades line item of the Project Budget (“Additional

Upgrades”) on the condition that all Upgrades shall be paid for by the Contract Buyer as consideration payable in addition to the Minimum Unit Sales Price.  Additional Upgrades shall be subject to Lender’s prior approval, which shall not be unreasonably withheld.  In the event the sum of any deposit for the cost of Additional Upgrades made by the Contract Buyer plus available funds in the Unit Upgrades line item of the Project Budget (provided that the available funds in the Unit Upgrades line item shall be allocated in an amount of $8,021 per Residential Unit) is insufficient to cover the cost of the total Upgrades for such Units, then the Loan shall be deemed Out of Balance by an amount equal to such shortfall and Borrower shall be required to make a Deficiency Deposit in the amount of such shortfall no later than 45 days after the date of execution of the Approved Condominium Contract containing such Upgrade.  Thereafter, the Deficiency Deposit will be disbursed by Lender prior to any further Advances of Loan proceeds and shall be used for Project Costs, subject to Borrower’s compliance with all conditions which would be applied to an Advance for the same Project Budget items to which the Deficiency Deposit will be applied. Failure to deposit said funds within said 45 day period shall be an Event of Default.

ARTICLE IX

CASUALTY AND CONDEMNATION

SECTION 9.1                                                       Insurance and Condemnation Proceeds.  (a) Borrower covenants and agrees that Borrower shall pay or cause to be paid to Lender the following:  (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation affecting the Property, (ii) all other claims and awards for damages to, or decrease in value of, the Property, (iii) all proceeds of any insurance policies payable by reason of a loss sustained to the Property and (iv) all interest which may accrue on any of the foregoing (collectively, the “Property Proceeds”).  Borrower agrees to execute and deliver from time to time such further instruments as may be reasonably requested by Lender to confirm the foregoing assignment to Lender of the Property Proceeds.  Lender is hereby irrevocably constituted and appointed the attorney-in-fact of Borrower (which power of attorney shall be irrevocable so long as any indebtedness secured hereby is outstanding, shall be deemed coupled with an interest, shall survive the voluntary or involuntary dissolution of Borrower and shall not be affected by any disability or incapacity suffered by Borrower subsequent to the date hereof), with full power of substitution, subject to the terms of this Article IX, to collect and receive any such awards, damages, insurance proceeds, payments or other compensation from the parties or authorities making the same, to appear in any proceedings therefor and to give receipts therefore.  Borrower covenants and agrees to notify Lender within five (5) Business Days of the occurrence of any event that may result in Property Proceeds.  Subject to applicable Law, Lender may (at its discretion) apply all or any portion of the Property Proceeds that it receives to its reasonable expenses in settling, prosecuting and defending any claim related thereto and may apply the balance of the Property Proceeds to the Secured Obligations in any order, and/or Lender may release all or any part of the Property Proceeds to Borrower upon any conditions Lender may reasonably impose. Lender may commence, appear in, defend and prosecute any action related to the Property Proceeds and may adjust, compromise, settle and collect all Property Proceeds, provided that, prior to the occurrence of an Event of Default, any adjustment, compromise and settlement shall only be with Borrower’s reasonable consent.

SECTION 9.2                  Disbursement of Property Proceeds.  Notwithstanding anything to the contrary contained in Section 9.1, if the loss or damage due to a casualty or condemnation is less than 25% of the outstanding Loan balance, as determined by Lender in its reasonable discretion, Lender shall permit Property Proceeds held by Lender to be used for repair or restoration but may impose such conditions thereon as Lender may determine to be appropriate, including, without limitation: (i) that no Event of Default exists (and no event has occurred that with the giving of notice or the passage of time (or both) would constitute an Event of Default); (ii) the deposit with Lender of such additional funds which Lender determines are needed to pay all costs of the repair or restoration; (iii) the establishment of an arrangement for lien releases and disbursement of funds reasonably acceptable to Lender; (iv) the delivery to Lender of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Lender, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Lender; (v) the delivery to Lender of evidence reasonably acceptable to Lender that the reconstruction of the Property will be completed at least six (6) months prior to the Maturity Date; (vi) evidence that, upon completion of the work, the size, quality and functionality of the Property will be at least as great as those which existed immediately before the damage or condemnation occurred; (vii) all of the then executed Approved Condominium Contracts remain in full force and effect and will remain in full force and effect notwithstanding any delays resulting from such casualty; (viii) the Initial Condominium Closings have not occurred; and (ix) the delivery to Lender of evidence reasonably acceptable to Lender (A) that after completion of the work the income from the Property will be sufficient to pay all expenses for the Property, (B) that upon completion of the work, the size, quality and functionality of the Property will be at least as great as it was before the damage or condemnation occurred, and (C) of the satisfaction of any additional conditions that Lender may reasonably establish and that are customarily imposed by Lender.  In addition to the conditions set forth above, if Lender permits Property Proceeds to be used by Borrower to restore or repair the Property after the occurrence of a casualty or a taking as provided above, the disbursement of all insurance proceeds or condemnation awards by Lender to Borrower shall be conditioned upon the same general terms and conditions as those set forth in Article V respecting the funding of Advances. If the loss or damage due to a casualty or condemnation is greater than 25% of the outstanding Loan balance, as determined by Lender in its reasonable discretion, then release of the Property Proceeds held by Lender shall be at Lender’s sole discretion. Borrower acknowledges that the conditions described above are reasonable.

SECTION 9.3                                                       Reduction in Secured Obligations.  Any reduction in the Secured Obligations resulting from Lender’s application of any sums received by it hereunder shall take effect only when Lender actually receives such sums and applies such sums to the Secured Obligations and, in any event, the unpaid portion of the Secured Obligations shall remain in full force and effect and Borrower shall not be excused in the payment thereof.  If Lender requires Borrower to restore or repair the Property after the occurrence of a casualty or the occurrence of a taking, Borrower shall promptly and diligently, at Borrower’s sole cost and expense and regardless of whether the Property Proceeds shall be sufficient for the purpose, restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such casualty or taking in accordance with the provisions of this Article and Borrower shall pay to Lender all reasonable out-of-pocket costs and expenses of Lender incurred in administering payments on account of said rebuilding, restoration or repair, provided that Lender makes the Property Proceeds available for such purpose.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.1                                                 Events of Default.  Below are listed the events which constitute an Event of Default under this Agreement.  The notice and/or cure periods, if any, applicable to each item of Default is listed with the subparagraph pertaining to such item of Default.  If no notice or cure period is listed, then no notice or cure period shall apply.  The notice and/or cure period provided for any specific item of Default shall control over the notice and/or cure period provided for any more general category of Defaults even though the general category includes the Default that is specifically listed separately.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)                                  Non-Payment.  Borrower fails to pay when due, whether by acceleration or otherwise, (i) the principal, any installment of interest (except for the failure of Lender to advance available funds from the Interest Reserve line item of the Project Budget (to the extent available for use by Borrower pursuant to the terms and conditions of this Agreement and the other Loan Documents)), or any other charge or amount due under the Note, or (ii) any other monetary obligation to Lender under this Agreement or the other Loan Documents (including, without limitation, any obligation to contribute Borrower’s Equity or the Real Estate Tax Deposits as and when required under this Agreement or the other Loan Documents) and, in the case of (i) or (ii), such failure continues for fifteen (15) days after Borrower’s receipt of notice of such failure;

(b)                                 Representations.  Any representation, warranty or certification made by Borrower, any Borrower Party or Guarantor in or pursuant to any of Loan Documents is or becomes materially false or misleading at any time when such representation, warranty, or certification is required to be operative;

(c)                                  Other Breaches.  Borrower, any Borrower Party or Guarantor breaches or defaults under any other term or provision in any of the Loan Documents, and such breach or default continues for thirty (30) days after receipt of notice thereof by Lender;

(d)                                 Other Events of Default.  The occurrence of any other matter designated as an Event of Default or Default under any of the Loan Documents;

(e)                                  Balancing; Deficiency Deposits.  Borrower fails to contribute all or any portion of any Deficiency Deposit in accordance with the terms hereof;

(f)                                    Bankruptcy, Insolvency, etc.  Any of Borrower, its members or Guarantor shall: (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for itself or a substantial part of its property, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiesce, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for itself or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that Lender is hereby expressly authorized to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any of Borrower or Guarantor, and, if any such case or proceeding is not commenced by Borrower or Guarantor, such case or proceeding shall be consented to or acquiesced in by Borrower or Guarantor, or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Lender is hereby expressly authorized to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; or (v) take any corporate, partnership, trust or other similar action authorizing or in furtherance of any of the foregoing;

(g)                                 Attachment.  There is an attachment, execution or other judicial seizure of any portion of Borrower’s or Guarantor’s assets and such seizure is not discharged within thirty (30) days of such attachment, execution or other judicial seizure, as the case may be;

(h)                                 Suspension of Business; Death; Dissolution.  Borrower or Guarantor suspends the transaction of business, dissolves, terminates its existence, or (if a natural Person) dies;

(i)                                     Material Adverse Change.  There is a material adverse change in the financial position of Guarantor or Borrower;

(j)                                     Basic Agreements.  There is a default by Borrower under any of the Basic Agreements which is not cured within any applicable cure period, or any of the Basic Agreements are terminated or amended without obtaining the approval of Lender, if such approval is required by the Loan Documents;

(k)                                  Due on Sale; Insurance; Condominium Documents.  Borrower breaches or defaults under Sections 7.4, 7.8, or 8.6 of this Agreement;

(l)                                     Destruction.  Any material part of the Project is damaged or destroyed by fire or other casualty, and, in the reasonable judgment of Lender, the loss is not adequately covered by insurance actually collected or in the process of collection, and Borrower fails to deposit with Lender the deficiency (or provide acceptable security for the deficiency) within ten (10) Business Days of Lender’s written request for such deposit, or if Lender agrees to disburse insurance proceeds for Borrower to rebuild and restore pursuant to Article IX and, within ten (10) days after the giving of notice that Borrower is failing to satisfy the conditions for disbursement, Borrower otherwise continues to fail to satisfy the conditions for rebuilding or restoring the Property;

(m)                               Condemnation.  Proceedings are commenced by any public or quasi-public body to acquire the Property, or any portion of the Property by eminent domain, condemnation or other power, which acquisition would materially jeopardize the economic viability of the Project or would otherwise materially impair Lender’s security, and such proceedings are not dismissed within sixty (60) days and Lender determines that the anticipated award together with any Borrower Equity is not sufficient to satisfy all of the Secured Obligations;

(n)                                 Lien.  Any Lien or notice of Lien of any kind (whether for the performance of work, the supplying of materials, a judgment lien, a tax lien, or otherwise) is filed or served against any part of the Property, and Borrower fails either to satisfy or cause such Lien to be released as a lien against the Land or bonded over to the satisfaction of Lender within the earlier of the time necessary to stay enforcement of the Lien or thirty (30) days after the date of filing or serving of such Lien or notice of Lien;

(o)                                 Other Debt.  If Borrower  or Guarantor shall fail to pay any debt owed by it to Lender or any other party or is in default under any agreement with Lender or any other party (other than a failure or default for which such party’s maximum liability does not exceed $10,000.00) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto;

(p)                                 Judgments.  Any judgment or order for the payment of money in excess of $100,000.00 not otherwise covered by insurance (with deductibles not to exceed $100,000) shall be rendered against Borrower or Guarantor and either: (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(q)                                 ERISA.  If at any time during the term of the Loan Documents: (i) Borrower is in breach of any of its representations and warranties in Section 3.18 or (ii) Borrower is in breach or fails to perform any of its covenants, agreements and obligations in Section 7.12, or (iii) upon delivery of written notice to Borrower of a determination by Lender that it is more likely than not Borrower is or will be in breach of any such representations, warranties or covenants; provided however, there shall be no default if (i) Borrower can demonstrate to Lender, within thirty (30) days of delivery of such notice based upon the opinion of Borrower’s counsel satisfactory to Lender, that such representations, warranties or covenants have not been and will not be breached, and (ii) Borrower provides to Lender such additional representations, warranties and covenants to be made a part of this Agreement which are reasonably satisfactory to Lender; or

(r)                                    Impairment of Security; Loss of Priority.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any obligor party thereto; or Borrower, any Borrower Party, Guarantor, or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing the Loan shall, in whole or in part, cease to be a perfected first Lien, subject only to the Permitted Exceptions.

ARTICLE XI

REMEDIES

Upon the happening of any Event of Default, Lender shall have the power, in addition to all the remedies conferred upon Lender by law or equity or the terms of any of the Loan

Documents, to exercise any or all of the following remedies concurrently or successively without notice to Borrower:

SECTION 11.1                                                 Accelerate the Note.  Lender may declare the Note and all other amounts payable under the Loan Documents to be, and the Note and all other amounts payable under the Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  If any Event of Default described in Section 10.1(f) shall occur, the Note and all other amounts payable under the Loan Documents shall automatically be and become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

SECTION 11.2                                                 Terminate Lender’s Obligations.  Lender may terminate at any time its obligation to make Advances and all of Lender’s other obligations under this Agreement.  If any Event of Default described in Section 10.1(f) shall occur, then the obligations of Lender to make Advances and all of Lender’s other obligations under this Agreement shall automatically terminate.

SECTION 11.3                                                 Take Possession of the Property and Complete the Project (Borrower’s Power of Attorney).  Lender may, on its own behalf, or as attorney-in-fact for Borrower, enter upon, take possession of and use the Property and all material at the Property and elsewhere ordered for or appropriated to the construction of the Project, for the purpose of completing the Project, and otherwise satisfying all of Borrower’s Secured Obligations under this Agreement and the Loan Documents.  Borrower hereby grants to Lender such power of attorney, with full power of substitution, to perform those items set forth above and below in this Section 11.3, which power shall be deemed to be coupled with an interest and shall be irrevocable until all of Borrower’s Secured Obligations under the Loan Documents are paid and satisfied in full.

To accomplish the foregoing purposes, Lender may without limitation:  (a) act by itself or through its designees, representatives, agents, licensees or contractors; (b) pay or settle all bills and expenses incurred to accomplish the foregoing purposes; (c) use any funds of Borrower, including any undisbursed balance of the Loan; (d) procure the performance of any construction contract and each subcontract, or let new contracts with such contractors, subcontractors, employees, agents, architects, engineers, watchmen, managers, consultants and inspectors as Lender may deem appropriate; (e) execute all applications, certificates or instruments in the name of Borrower which in the opinion of Lender may be or are required by any Governmental Authority or any contract; (f) enter into or enforce Leases of the Project; (g) take such action and require such performance under any surety bond or other obligation, and execute in the name of Borrower such further bonds or obligations, as may be reasonably required in connection with the work; (h) prosecute and defend all actions or proceedings affecting the Property; (i) do any and every act which Borrower might do in its own behalf; and (j) do any and every act which Lender deems reasonably necessary or desirable to accomplish the completion of the Project.

All funds advanced by Lender pursuant to this Section 11.3 shall be expenditures to which the terms of Section 12.8 below apply.

SECTION 11.4                                                 Offset.  Lender may apply to payment of the Note or other amounts due under any of the Loan Documents any and all balances, credits or funds of Borrower, any Borrower Party or Guarantor then or thereafter held by Lender.

SECTION 11.5                                                 Default Interest.  Lender may charge interest at the Default Rate if permissible pursuant to the terms as set forth in the Note, whether or not Lender has accelerated the Note.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.1                                                 Agreement Binding Only Upon Execution by Lender.  The submission of the Loan Documents to Borrower for examination or execution does not constitute a commitment (or an offer to make a commitment) by Lender for a Loan to Borrower.  The Loan Documents shall become effective as a commitment by Lender only upon execution and delivery by both Lender and Borrower.

SECTION 12.2                                                 Entire Agreement.  The Loan Documents when and as executed constitute the entire agreement of Borrower and Lender with respect to the Loan.  There are no oral or written representations or agreements which modify or purport to modify the terms of such documents.  The Loan Documents supersede all prior agreements and understandings, written or oral, relating to the Loan including the Commitment Letter.

SECTION 12.3                                                 No Waiver.  No waiver, consent or approval of any kind by Lender shall be effective unless contained in a writing signed and delivered by Lender.  Lender’s waiver of any condition or covenant hereunder shall not be construed as a continuing waiver.  No waiver will be implied from any delay or failure by Lender to take action on account of any Event of Default or Default by Borrower.  Lender’s consent to any act or omission of Borrower will not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Lender’s consent to be obtained in any future or other instance.  In addition, the closing of the Loan or Lender’s making of any Advance prior to the fulfillment by Borrower of one or more of the conditions set forth in the Loan Documents shall not constitute a waiver by Lender of any such condition, and Lender reserves the right to require the fulfillment of each such condition prior to making any subsequent Advance.  No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any such Loan Documents preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  The rights and remedies provided to Lender in the Loan Documents are cumulative and not exclusive of any right or remedy provided by law.  Without limiting the foregoing, no Advance by Lender after an Event of Default or an Default shall constitute a waiver of any of Lender’s remedies or shall oblige Lender to make any further Advances nor shall any such Advance preclude Lender from declaring an Event of Default and pursuing its remedies under the Loan Documents and at law.

SECTION 12.4                                                 Amendments.  No amendment, modification, discharge or other change in the terms of any of the Loan Documents shall be valid unless in writing and signed by the party against which enforcement is sought, and then only to the extent specifically set forth therein.

SECTION 12.5                                                 No Third Party Benefits.  By their execution of the Loan Documents, Lender and Borrower do not intend to create any rights of any kind in any third parties (other than any participants and successors and assignees of Lender).  Lender shall not be deemed to be in privity of contract with any contractor, subcontractor or other provider of services or materials to the Project, nor shall any payment of funds directly to any such Person be deemed to create any third-party beneficiary status or recognition of the same by Lender.  Without limiting the foregoing, Lender shall not owe any duty whatsoever (i) to any claimant for labor performed or material furnished in connection with the construction of the Project to apply any undisbursed portion of the Loan to the payment of any such claim or to exercise any right or power of Lender under the Loan Documents, or (ii) to any purchaser, licensee, tenant, invitee or user of all or any part of the Project.  Any approval or inspection of the Construction Documents or any other documents or any part of the construction of the Project or any other action taken by Lender or its consultants shall be made exclusively for the benefit of Lender, and no third party shall have any right to rely thereon in any way.  Lender shall not in any way be estopped or prejudiced by any approval or inspection from requiring reconstruction of any portion of the Project where construction does not conform to any requirements of the Loan Documents.

SECTION 12.6                                                 Successors and Assigns.  Subject to the restrictions on Transfers contained in Section 7.4 above and elsewhere in the Loan Documents, the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any participants or assignees of Lender).

SECTION 12.7                                                 Participations and Assignments.  Lender may, at any time and from time to time, sell, transfer or assign this Agreement, the Note, the Deed of Trust and the other Loan Documents, or grant participations therein, or issue certificates or securities evidencing a beneficial interest therein in a rated or unrated public offering or private placement, and Lender may forward to any purchaser, transferee, assignee, service, participant, investor or credit rating agency rating such securities (collectively, an “Investor”) or prospective Investor all documents and information in Lender’s possession with respect to Borrower, any members or partners of Borrower, any Borrower Party, Guarantor, the Property and the Loan Documents as such Investor or prospective Investor may request.  Upon any such sale, transfer or assignment, Lender shall be automatically released from any liability hereunder.

SECTION 12.8                                                 All Advances Obligatory and Secured.  Any and all disbursements, payments and amounts reasonably expended by Lender pursuant to the Loan Documents, and all other Lender Loan expenses shall as and when advanced or incurred:  (a) be deemed obligatory for Lender, regardless of the Person to whom such amounts are furnished, (b) satisfy dollar for dollar the obligations of Lender hereunder, (c) be evidenced by the Note (except to the extent that such amounts exceed the full amount of principal and interest thereunder), (d) be secured by the Deed of Trust and the other applicable Loan Documents, whether or not the aggregate of such indebtedness shall exceed the face amount of the Note or the principal amount of the indebtedness set out in the Deed of Trust and such other applicable Loan Documents and (e) bear interest at the rate provided in the Note (including the Default Rate if an Event of Default has occurred under any of the Loan Documents).  A statement on behalf of Lender signed by an officer as to the amount of such disbursements, payments and expenditures and the reasons for the same shall be presumptive evidence of the same in any court or other proceeding.  The burden of proving to the contrary shall be upon Borrower.

SECTION 12.9                                                 Publicity.  Lender shall have the right to publicly announce in print or otherwise that Lender has made the Loan to Borrower.  In connection therewith, Lender shall have the right to describe the Loan, including the Borrower’s name, the type of the Loan (i.e., construction, bridge, mini-perm, etc.), and the amount of the Loan and to identify the Property and the location thereof, by way of description and/or photographs of the Property.  Borrower shall cooperate with Lender in the erection of appropriate signage at the Property advertising the financing of the Project by Lender.

SECTION 12.10                                           Notices.  Except for any notice required under applicable law to be given in another manner, any notice that Lender or Borrower may desire or be required to give under this Agreement to any other party hereto shall be in writing and shall be deemed to have been properly given, served and received: (i) if delivered by hand, when delivered; (ii) if sent by reputable overnight courier, the Business Day following delivery to such courier; and (iii) if mailed by United States certified or registered mail, postage prepaid, return receipt requested, on the third Business Day after mailing, to the following addresses:

If to Borrower:
c/o Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20910
Attention: Christopher Clemente
Facsimile Number: (703) 760-1520

with a copy to:
Bankert & Associates, P.C.
3025 Hamaker Court, Suite 501
Fairfax, Virginia
Attention: Joseph E. Bankert, Esq.
Facsimile Number: (703) 876-4628

If to Lender:
CORUS Bank, N.A.
3959 N. Lincoln Avenue
Chicago, Illinois 60613
Attention: David H. Krischke, Assistant Vice President
Facsimile Number: (773) 832-3553

with a copy to:

CORUS Bank, N.A.
3959 N. Lincoln Avenue
Chicago, Illinois 60613
Attention: Joel C. Solomon, Esq.,
General Counsel
Facsimile Number: (773) 832-3626

and:

Andrea J. Cummings, Esq.
Sidley Austin Brown & Wood LLP
1501 K Street, N.W.
Washington, D.C. 20005
Facsimile Number: (202) 736-8711

Any party may change the address to which notices may be sent by notice to the other party or parties as provided herein.  Except as may be otherwise specifically required herein, notice to Borrower of the exercise of any right or option granted to Lender by this Agreement is not required.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, except as expressly directed in a writing addressed to Borrower after the date hereof, any and all communications or notices by Borrower or any other loan party to Lender concerning disputed debts, obligations or liabilities, whether arising under this Agreement or otherwise, including without limitation any instrument tendered as full satisfaction of a debt, shall be delivered to Corus Bank, Department 311, Attention Rosa Paz, 3959 N. Lincoln, Chicago Illinois 60613 in addition to the aforementioned parties.

SECTION 12.11                                           Form of Documents.  All documents and other matters required by any of the provisions of the Loan Documents to be executed by Borrower or Lender or to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender and its counsel.

SECTION 12.12                                           Severability.  Invalidation of any one or more clauses in any provision or any entire provision of any of the Loan Documents by judgment, order or decree of State or federal court shall in no way affect any other clause or provision in any of the Loan Documents, all of which shall remain in full force and effect.

SECTION 12.13                                           Lender Not Partner of Borrower.  Neither the execution nor the performance of any of the Loan Documents by Lender, nor the exercise by Lender of any of its rights, privileges or remedies conferred under the Loan Documents or under applicable Law shall be deemed to render Lender a partner or a joint venturer with Borrower, any guarantor of the Loan or any other Person, or to render Borrower an agent of Lender for any purposes.  Borrower shall indemnify and hold Lender harmless from any and all damages resulting from such a construction of the parties and their relationship.  All of such actions will be exercised by Lender solely in furtherance of its role as a secured lender advancing funds for use by Borrower as provided in the Loan Documents.

SECTION 12.14                                           Joint and Several Obligations.  If Borrower, Guarantor or any other signator of any of the Loan Documents shall be more than one Person, each Secured Obligation of such signators shall be the joint and several Secured Obligation of all of the Persons constituting such signators.

SECTION 12.15                                           Survival.  All agreements, representations, warranties and covenants made in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan, and shall remain in full force and effect until the Note is paid in full and all Secured Obligations under the Loan Documents are satisfied, or until such other time as specified in any relevant provision of such Loan Documents.  Notwithstanding the foregoing or anything else contained in the Loan Documents, the Secured Obligations of Borrower under Section 7.9 shall survive any termination of the Loan Documents, the repayment of the Loan and the satisfaction of all of the other Secured Obligations under the Loan Documents.

SECTION 12.16                                           Time of the Essence.  Time is of the essence for Borrower’s and Guarantor’s performance of each provision of this Agreement and the Loan Documents.

SECTION 12.17                                           Conflicts.  In the event of a conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall govern, unless any such provision in any Loan Document provides that such provision governs regardless of any other terms in this Agreement or the other Loan Documents.  This Agreement supersedes the Commitment Letter.  In the event another Loan Document addresses a particular issue and this Agreement does not address such issue, or in the event that they both address a particular issue but do not directly conflict, such event is not to be construed as a conflict between the provisions of this Agreement and those of such other Loan Document.

SECTION 12.18                                           Waiver of Subrogation.  Borrower, until the Loan is paid in full and all funding obligations under the Loan Documents are terminated, hereby waives any and all rights of subrogation to Lender’s rights or claims to the extent affecting the Property or any other security for the Loan.

SECTION 12.19                                           Governmental Regulation.  Notwithstanding anything in the Loan Documents to the contrary, Lender shall not be obligated to lend money to Borrower in violation of any limitation or restriction contained in any applicable Law, statute or regulation.

SECTION 12.20                                           Counterparts; FAX.  This Agreement may be executed by different parties in separate counterparts.  Each counterpart when so executed shall be deemed to be an original.  All counterparts taken together shall constitute a complete agreement. For purposes of negotiating and finalizing this Agreement and the other Loan Documents (including any subsequent amendments thereto), any executed or certified document, including the Commitment Letter, the Loan Documents and all other statements and verifications transmitted by facsimile machine (“FAX”) shall be treated in all manner and respects as an original document.  The signature of any party by FAX shall be considered for these purposes as an original signature.  Any such FAX document shall be considered to have the same use, force and binding legal effect as an original document.  In addition, Borrower agrees to provide Lender with the original of all executed or certified documents within a reasonable time following the FAX transmittal.  At the request of either party, any FAX document subject to this Agreement shall be re-executed by both parties in an original form.  The undersigned parties hereby agree that neither shall raise the use of the FAX or the fact that any signature or document was transmitted or communicated through the use of a FAX as a defense to the formation of this Agreement.

SECTION 12.21                                           Partial Release.  Lender shall from time to time deliver Unit Releases pursuant to and in accordance with the provisions of Section 8.7 of this Agreement.

SECTION 12.22                                           Governing Law; Jurisdiction; Venue; and Service of Process.

(a)                                  CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE COMMONWEALTH OF VIRGINIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)                                 CONSENT TO JURISDICTION. THE PARTIES TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR VIRGINIA STATE COURT SITTING IN THE COMMONWEALTH OF VIRGINIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND SUCH PARTIES HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER, ANY BORROWER PARTY AND/OR GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY BORROWER, ANY BORROWER PARTY AND/OR GUARANTOR AGAINST LENDER OR ANY OTHER LENDER PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE COMMONWEALTH OF VIRGINIA. BORROWER HEREBY IRREVOCABLY DESIGNATES AS AGENT FOR SERVICE OF PROCESS CHRISTOPHER CLEMENTE WITH OFFICES PRESENTLY AT 11465 SUNSET HILLS ROAD, SUITE 510, RESTON, VIRGINIA 20190 AS ITS AGENT TO RECEIVE SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS ON ITS BEHALF IN ANY LEGAL PROCEEDING IN THE COMMONWEALTH OF VIRGINIA

(c)                                  WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE OTHER PARTY TO THIS AGREEMENT.

(d)           INCORPORATION OF PROVISIONS. BORROWER ACKNOWLEDGES THAT BORROWER’S AGREEMENT TO COMPLY WITH THE PROVISIONS SET FORTH IN THIS SECTION 12.22 IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT, AND THAT THESE PROVISIONS SHALL BE EFFECTIVE AS TO EACH OF THE OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

SECTION 12.23              Waiver of Punitive and Consequential Damages.  In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower, for itself and Guarantor, waives all claims for punitive, exemplary or consequential damages.

SECTION 12.24              Written Credit Agreements.  Borrower expressly agrees that for purposes of this Agreement and each and every other Loan Document: (i) as a debtor, Borrower may not maintain an action on or in any way related to a credit agreement unless the credit agreement is in writing, expresses an agreement or commitment to lend money or extend credit or delay or forbear repayment of money, sets forth the relevant terms and conditions, and is signed by the creditor and the debtor; (ii) no creditor shall be liable to a person not in privity of contract with the creditor for civil damages arising out of a credit agreement, or any conditions precedent thereto, except for acts or conduct by the creditor that constitute fraud against the person; (iii) this Agreement and each and every other Loan Document shall be a “credit agreement” for purposes of interpreting the foregoing clauses, (iv) the provisions of this Section apply to this transaction including, but not limited to, the execution of this Agreement and each and every other Loan Document; and (v) any action on or in any way related to this Agreement and each and every other Loan Document shall be governed by the provisions of this Section.

SECTION 12.25              Accord and Satisfaction; Disputed Debt.  Borrower hereby expressly waives any and all rights to effect an accord and satisfaction of any secured obligation or any other debt of Borrower to Lender in accordance with section 3-311 of the UCC.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, except as expressly directed in a writing addressed to Borrower after the date hereof, any and all communications or notices by Borrower or any Guarantor to Lender concerning disputed debts, obligations or liabilities, whether arising under this Agreement or otherwise, including without limitation any instrument tendered as full satisfaction of a debt, shall be delivered to Corus Bank, Department 311, Attention Rosa Paz, 3959 N. Lincoln Avenue, Chicago Illinois 60613.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first above written, pursuant to proper authority duly granted.

BORROWER:

COMSTOCK PENDERBROOK, L.C.,
a Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc.,
a Delaware corporation,
Its Manager

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Chief Executive Officer

LENDER:

CORUS BANK, N.A.

By:	/s/ David H. Krischke
Name:	David H. Krischke
Title:	Assistant Vice President

TABLE OF EXHIBITS

Appendix A - Definitions and Interpretation

Exhibit A - The Land

Exhibit B - Project Budget

Exhibit C - Pending Litigation

Exhibit D - Ownership Chart

Exhibit E - Minimum Sales Guidelines

Exhibit F – Certification of Surveyor

Exhibit G – Form of Condominium Contract

APPENDIX A

DEFINITIONS AND INTERPRETATION

INTERPRETATION

In this Agreement and in each other Loan Document which incorporates or uses the definitions set forth in this Appendix A, unless a clear contrary intention appears, the following rules of interpretation shall apply:

A.            Amendments Included.  Definitions contained in this Agreement or any other Loan Documents which identify documents, including this Agreement or any other Loan Documents, shall be deemed to include all amendments, modifications, supplements, restatements, renewals, and replacements to such documents which may be entered into from time to time in compliance with the requirements of this Agreement or otherwise with the consent of Lender.

B.            Use of “Including”.  When the term “include” or “including” is used in this Agreement, it shall be construed to mean “include” or “including but not limited to” the things specifically mentioned.

C.            Captions.  Captions and headings used in this Agreement and the other Loan Documents are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or the other Loan Documents.

D.            Gender, Number, Etc.  Any word in this Agreement which is expressed in the masculine, feminine or neuter gender shall be deemed to include the masculine, feminine and neuter genders.  Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.  Any Exhibit, Schedule or other item referred to herein as being “attached” to this Agreement shall be construed to mean “attached to and made a part of this Agreement”.

E.             Laws.  Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

DEFINITIONS

“Account” means, collectively and individually as the context may require, with such determination made in the sole discretion of Lender, the Project Account and Operating Account.

“ADA” means the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, as from time to time amended, together with any and all comparable Laws of any Governmental Authority.

i

“Advance” means any advance or disbursement of Loan proceeds made by Lender pursuant to this Agreement.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with the identified Person or any Person owning a material interest in such identified Person, either directly or indirectly.

“Agreement” means this Loan Agreement by and between Borrower and Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“All Risk Insurance” shall have the meaning ascribed thereto in Section 7.8.1(a).

“Application Fee” shall have the meaning ascribed thereto in Section 2.3.

“Application Letter” means that certain application letter between Lender and Borrower dated January 12, 2005, respecting the terms and conditions under which Lender is prepared to make the Loan; it being agreed that in the event of any conflict between the terms and conditions of the Loan Documents and the terms and conditions of the Commitment Letter, the terms and conditions of the Loan Documents shall govern and control.

“Approved Condominium Contracts” shall have the meaning ascribed to such term in Section 8.1 of this Agreement.

“Association” means the condominium association for the Property formed pursuant to the Declaration of Condominium.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Base Purchase Price” means the price (after deducting therefrom the costs of any Upgrade or extras) to be paid by a Contract Buyer under a Condominium Contract for a Residential Unit and/or a Parking Unit.

“Basic Agreements” shall have the meaning ascribed thereto in Section 3.1.

“Borrower” means the entity defined as the “Borrower” in the introductory paragraph of this Agreement and any of its permitted successors and assigns.

“Borrower Party” means Comstock and any of its permitted successors and assigns.

“Borrower’s Additional Equity” shall have the meaning ascribed to such term in Section 2.6.

“Borrower’s Equity” shall have the meaning ascribed thereto in Section 2.6.

“Borrower’s Minimum Equity Investment” shall have the meaning ascribed to such term in Section 2.6 of this Agreement.

“Building” shall have the meaning ascribed thereto in Recital III of this Agreement.

“Business Day” means any day other than Saturday or Sunday that Lender is open for business.

“Change Orders” shall have the meaning ascribed to such term in Section 6.2(a).

“Closing Date” means the date that all conditions precedent to the closing of the Loan set forth in Section 4.1 of this Agreement have been satisfied and Lender has authorized the Title Insurer to record the Deed of Trust.

“Closing Fee” shall have the meaning ascribed thereto in Section 2.3.

“Closing Notice” shall have the meaning ascribed thereto in Section 8.7(b).

“Collateral” means the Property and any and all other property (real, personal or intangible) in which a security interest has been granted to secure the Secured Obligations.

“Collateral Assignment of Developer’s Rights” means that certain Collateral Assignment of Developer’s Rights and Agreement with Respect to Condominium Documents, dated as of the date hereof, made by Borrower in favor of Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“Commitment Fee” shall have the meaning ascribed thereto in Section 2.3.

“Commitment Letter” means that certain commitment letter between Lender and Borrower dated on or about the date hereof, respecting the terms and conditions under which Lender is prepared to make the Loan; it being agreed that in the event of any conflict between the terms and conditions of the Loan Documents and the terms and conditions of the Commitment Letter, the terms and conditions of the Loan Documents shall govern and control.

“Completion Guaranty” means that certain Completion Guaranty, dated as of the date hereof, made by Guarantor in favor of Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“Comstock” shall have the meaning ascribed thereto in Recital I of this Agreement.

“Condominium Act” means the Virginia Condominium Act, and all amendments and modifications thereof.

“Condominium Contract” shall have the meaning ascribed to such term in Section 8.1.

“Condominium Documents” mean, collectively and individually, the Plat of Condominium, the Declaration of Condominium, all plans, schedules and other details defining the Units and the general common elements and the limited common elements, the bylaws of the condominium unit owner’s association or board of managers, the rules and regulations, the management agreement between the condominium unit owner’s association or board of managers and the firm that will be managing the Property, the sales agency agreement, the form of purchase agreement(s) to be used for the sale of Units and, all sales and promotional materials to be used in connection with the sale of condominium Units, and each exhibit thereto, together with any amendments and attachments to any of the foregoing.

“Condominium Regime” shall have the meaning ascribed to such term in Section 8.8(a).

“Construction Documents” means any contract, agreement, warranty, service agreements, maintenance contracts or other agreement entered into by Borrower, any Borrower Party, Guarantor or any Affiliate of Borrower, any Borrower Party or Guarantor providing for the design, development, engineering, construction, provisioning, equipping, furnishing, use, occupancy, repair and service of the Project, whether presently existing or entered into after the date hereof.

“Contract Buyer” means a purchaser of a Unit.

“Contributor” shall have the meaning ascribed to such term in Section 2.6.

“Costs” means any and all costs, fees or expenses which Borrower or Guarantor is obligated to pay pursuant to this Agreement or any of the other Loan Documents, including, but not limited to, those costs and expenses described in Section 2.4(a) and Section 2.4(b) of this Agreement.

“Declaration of Condominium” means the form of condominium declaration for the Property and all related formation, organization and operation documents, which shall be in form and substance reasonably acceptable to Lender.

“Deed of Trust” means that certain Deed of Trust with Absolute Assignment of Leases and Rents and Security Agreement and Fixture Filing, of even date, by Borrower in favor of Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“Default” means any occurrence which, with notice or the passage of time or both, would constitute an Event of Default under this Agreement or any other Loan Document.

“Default Rate” means the rate of interest designated in the Note as the Default Rate.

“Deficiency Deposit” shall have the meaning ascribed thereto in Section 6.3(c).

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated as of the date hereof, made by Borrower and Guarantor, jointly and severally, for the benefit of Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“EO13224” shall have the meaning ascribed to such term in Section 3.27.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1.

“Exit Fee” shall have the meaning ascribed to such term in Section 2.8.

“FAX” shall have the meaning ascribed to such term in Section 12.20.

“Financial Statements” means the financial statements of Borrower and Guarantor delivered to Lender pursuant to Section 4.1(f) of this Agreement and relied upon by Lender in making this Loan, as well as those statements subsequently delivered in connection with Section 7.7 of this Agreement.

“Form Condominium Contract” shall have the meaning ascribed to such term in Section 8.1(a).

“GAAP” means generally accepted accounting principles.

“Governmental Approval” means any Law of any Governmental Authority, including, without limitation, any zoning, subdivision or building ordinance or environmental protection law or regulation or any requirement of any kind which must be complied with in connection with the construction or operation of the Property or for the issuance or continuing effectiveness of any Permit of any kind required by any Governmental Authority in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Governmental Authority” means the United States of America, any State, including the State where the Property is located and the State of Borrower’s organization, any political subdivision of the United States of America or any State, including any city or county in such States, and any department, commission, board, bureau, court or administrative, regulatory, adjudicatory, or arbitrational body or other instrumentality or agency of any kind or any of them having jurisdiction in any way over the Property, Borrower, any Borrower Party or Guarantor or any of the other parties or documents referred to in this Agreement or the other Loan Documents.

“Gross Operating Income” means, for any period of time, all receipts, revenues, income and proceeds of sales of every kind actually received in connection with the operation of the Property as a rental apartment complex, and shall include, without limitation: rent or other payments received from tenants, licensees, and occupants of commercial, office, retail or residential space; the proceeds of insurance with respect to use and occupancy or business interruption insurance; deposits forfeited and not refunded; and any amount recovered in any legal action or proceeding or settlement thereof pertaining to rents or other income which arose out of the operation of the Property.  Gross Operating Income shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; proceeds of insurance (except for proceeds of insurance with respect to use and occupancy or business interruption insurance); proceeds of sales of depreciable property; and proceeds of condemnation.

“Guarantor” means Comstock Homebuilding Companies, Inc., a Delaware Corporation. Each singular reference to “Guarantor” shall jointly and severally refer to Guarantor if there is more than one.

“Guaranty” shall mean, collectively and individually, the Completion Guaranty and the Limited Guaranty.

v

 “Hard Costs” means any and all costs directly related to and incurred in connection with the construction of the Project, including, without limitation, the cost of all labor, materials and equipment incurred pursuant to any construction contract and any subcontracts, but excluding any fees for architectural and engineering services, marketing fees, financing costs and other similar fees and costs.

“HUD” shall have the meaning ascribed to such term in Section 8.8(d).

“In Balance” shall have the meaning ascribed to this term in Section 6.3(a).

“Indebtedness” means with respect to any Person, at a particular time: (i) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and on terms customary in the trade; (iv) all obligations secured by a lien on property owned by such Person (whether or not assumed), and all obligations of such Person under capitalized leases (without regard to any limitation of the rights and remedies of the holder of such lien or the lessor under such capitalized lease to repossession or sale of such property); (v) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (vi) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (vii) all obligations of such Person under a product financing or similar arrangement; (viii) all obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement; and (ix) all obligations and liabilities with respect to unfunded vested benefits under any “employee benefit plan” or with respect to withdrawal liabilities incurred under ERISA by Borrower or any ERISA Affiliate to a “multiemployer plan”, as such terms are defined under the Employee Retirement Income Security Act of 1974.

“Individual Unit Exit Fee” shall have the meaning ascribed to such term in Section 2.8.

“Initial Condominium Closing” shall mean the closing of the first Approved Condominium Contract following satisfaction of the Initial Condominium Closing Conditions.

“Initial Condominium Closing Conditions” shall have the meaning ascribed to such term in Section 8.7(a) of this Agreement.

“Initial Disbursement” means an amount equal to $57,000,000.

“Interest Rate” means the rate of interest designated in the Note as the Interest Rate.

“Interest Reserve” means a reserve for the payment of interest on the Loan, set forth as a line item in the Project Budget and to be established and applied as set forth herein and in the Note.

“Investor” shall have the meaning ascribed thereto in Section 12.7.

“IRC” means Internal Revenue Code of 1986, as amended from time to time.

“Land” shall have the meaning ascribed thereto in Recital II of this Agreement.

“Land Act” shall have the meaning ascribed to such term in Section 8.8(d).

“Laws” means collectively, all federal, State and local laws, statutes, codes, ordinances, orders, rules and regulations which have been duly authorized and are currently in effect and/or hereinafter enacted, including judicial opinions or precedential authority in the applicable jurisdiction, and including, without limitation, all environmental laws, the Condominium Act, all rules and regulations relating to life safety and the ADA.

“Leases” means all leases, tenancies, licenses or occupancy agreements relating to the Property.

“Lender” means the entity defined as the “Lender” in the introductory paragraph of this Agreement and any of its successors and assigns.

“Lender Parties” shall have the meaning ascribed thereto in Section 7.9.

“Lender’s Estimate of Construction Costs” means Lender’s estimate (in Lender’s reasonable discretion), from time to time, of the cost to complete the marketing and conversion of the Project to condominiums.  Initially, Lender’s Estimate of Construction Costs shall be based upon the Project Budget; provided, that Lender may make such allowances for reserves and contingencies as Lender shall deem appropriate in its reasonable discretion. Thereafter, Lender’s Estimate of Construction Costs will take into account all Change Orders approved by Lender, other contracts and purchase orders entered into by Borrower and other considerations which Lender, in its reasonable judgment deems relevant or likely to have an impact upon the cost to convert the Project into a condominium building.

“Lender’s Project Consultant” means the Person or firm employed by Lender to review and report to Lender on the progress of construction of the Project.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security interest, security agreement or preferential arrangement of any kind (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Guaranty” means that certain Carve-Out Guaranty dated of even date herewith made by Guarantor in favor of Lender, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“Loan” means a loan to be made by Lender to Borrower and to be disbursed in accordance with the terms hereof in an amount not to exceed $67,000,000.

“Loan Documents” means this Agreement, the Note, the Deed of Trust, the Environmental Indemnity Agreement, the Limited Guaranty, the Completion Guaranty, the Collateral Assignment of Developer’s Rights, the UCC Financing Statements, and any other document evidencing, pertaining to or securing the Loan which Lender may require to be executed and delivered by Borrower, any Borrower Party, Guarantor or any Affiliate thereof from time to time, as each of the same shall be amended, restated, modified, replaced or supplemented from time to time.

“Loan Fees” shall have the meaning ascribed in Section 2.3.

“Loan Maturity” shall mean the time at which Borrower is required to pay the Loan in full, whether by acceleration or by expiration of the term of the Loan.

“Losses” shall have the meaning ascribed to such term in Section 7.9.

“Management Agreement” means any property management, leasing, development services or other similar agreement respecting the development, marketing, leasing, sale, management or operation of the Project entered into between Borrower or any Borrower Party, Guarantor or their respective Affiliates (as the case may be) and any other Person, whether presently existing or entered into after the date of this Agreement.

“Manager” means Legum & Norman Realty, Inc., together with any subsequent property managers which have been approved by Lender in accordance with the terms of this Agreement.

“Mass Closing” shall have the meaning ascribed to such term in Section 8.7(a)(vi).

“Mass Closing Timeframe” means the time period commencing with the sale and conveyance of the first Residential Unit, subject to the satisfaction of the Initial Condominium Closing Conditions, and ending on the date which is 89 calendar days following the sale and conveyance of the first Residential Unit.

“Material”, “material”, “Materially” and “materially” mean material to: (i) the financial position, business, assets or results of operations of Borrower or Guarantor, (ii) the ability of Borrower, any Borrower Party, Guarantor or any Affiliate of such party to observe and perform its obligations under the Loan Documents to which it is a party, or (iii) the value, condition, use or useful life of the Property.

“Material Adverse Effect” means an event which has the effect of: (i) materially adversely affecting Borrower’s ability to perform its obligations under this Agreement or any other Loan Document to which it is a party; (ii) materially adversely affecting Guarantor’s ability to perform its obligations under any Guaranty, Environmental Indemnity Agreement or any other Loan Document to which it is a party; (iii) materially adversely affecting Borrower’s ability to construct, develop and market the Property in accordance with the Project Budget, or to own, manage, sell or lease the Property upon the completion of the construction of the Project; (iv) impairing or reducing the value of the Property by an amount greater than Two Hundred Fifty Thousand Dollars ($250,000); (v) impairing the validity of the security interest in the Property or any other Collateral; or (vi) materially adversely affecting the rights or remedies of Lender under the Loan Documents.

“Maturity Date” shall mean the twenty-four (24) month anniversary of the Closing Date.

“Minimum Unit Sales Price” means, with respect to each Unit, the amount in U.S. dollars shown on Exhibit E for such Unit (exclusive of any Upgrades or extras).

“Monthly Payment” shall mean the monthly payment of interest due and payable in accordance with the provisions of the Note.

“Net Sales Price” means with respect to the sale of any Unit (A) the Base Purchase Price for such Unit, less (B) customary closing costs, reasonable warranty reserves, brokerage commissions, expenses and prorations paid by Borrower as shown on the RESPA statement for such sale and approved by Lender.  The Net Sales Price for any Unit shall not include the amount of any assessments or working capital paid to the Association.

“NOI” means, for any applicable period, Gross Operating Income minus Operating Expenses.

“Note” means the Promissory Note of even date herewith made by Borrower to Lender in the original principal amount of the Loan, as may be amended, extended, restated, replaced, modified or supplemented from time to time.

“OFAC” shall have the meaning ascribed to such term in Section 3.27.

“Offering Materials”  means any public report required to be filed with Fairfax County, Virginia or other Governmental Authority in the Commonwealth of Virginia pursuant to the Condominium Act and any other disclosure materials required by applicable Law to be made available to prospective purchasers of a Unit.

“Operating Account” means a non-interest bearing account to be established with Lender, in the name of Borrower or Borrower’s designee, into which all Gross Operating Income will be deposited.

“Operating Expenses” means, for any period of time, the normal and customary expenses incurred operating the Property for said period of time. Said expenses shall include: (a) management fees in an amount not to exceed three percent (3%) of the Gross Operating Income for such period and (b) reasonable prorated reserves for Real Estate Taxes and insurance premiums, but said expenses shall not include (i) any payment of principal or interest on the Loan, (ii) amortization, depreciation, income taxes or any other similar expense of a noncash nature or (iii) income taxes.

“Organizational Documents” means all documents, instruments and other papers constituting the entire organizational documents of Borrower, all Borrower Parties, all Guarantors and any and all amendments thereto including without limitation, Borrower’s, each Borrower Party’s and Guarantor’s respective certificates of formation, incorporation or limited partnership, articles of organization or incorporation and such party’s respective partnership agreement, operating agreement, bylaws, code of regulations or other governing documents.

“Out of Balance” shall have the meaning ascribed to such term in Section 6.3(a).

“Parking Unit” shall have the meaning ascribed to such term in Recital III of this Agreement.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a “multiemployer plan” as defined in section 4001(a)(3) of ERISA), and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a “Controlled Group”, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permits” mean all building permits, certificates of occupancy and other governmental or quasi-governmental permits, licenses and authorizations, including, without limitation, all State, county and local occupancy certificates, and other licenses, in any way applicable to the Property or any part thereof or to the development, construction, ownership, use, occupancy, operation, maintenance and leasing of the Property.

“Permitted Exceptions” means those matters acceptable to Lender in its sole discretion listed in the Title Policy to which the interest of Borrower in the Property may be subject as of the Closing Date and any other title exceptions or objections, if any, as Lender, or its counsel, may approve in writing after the Closing Date, including matters over which the Title Insurer has agreed to insure Lender pursuant to endorsements to Lender’s Title Policy (which endorsements shall be in form and substance satisfactory to Lender), if the latter matters are approved in writing by Lender.

“Person” means any natural person, partnership, limited liability company, corporation, firm, association, trust, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan Asset Regulations” means regulations promulgated by the Department of Labor in 29 C.F.R. Section 2510.3-101, as amended from time to time.

“Plat of Condominium” means the plat of condominium to be recorded as part of the Initial Condominium Closing Conditions.

“Prepayment Fee” shall have the meaning ascribed to such term in Section 2.7.

“Price List” shall have the meaning ascribed to such term in Section 8.5.

“Production Overhead” means an amount equal to $392,000 payable to Comstock Homes of Washington, L.C., as set forth in the Production Overhead line item of the Project Budget.

“Prohibited Person” shall have the meaning ascribed to such term in Section 3.27.

“Project” shall have the meaning ascribed thereto in Recital III of this Agreement.

“Project Account” shall have the meaning ascribed to such term in Section 6.4(a).

x

“Project Budget” means the Project Budget attached as Exhibit B, showing all sources of funds to be used (including Borrower’s Equity), all costs and expenses to be incurred, and all reserves to be maintained in connection with the Project during the term of the Loan.

“Project Costs” shall have the meaning ascribed thereto in Section 6.1(a).

“Project Schedule” means a schedule for the completion of conversion of the Project, including, without limitation, a trade-by-trade breakdown of the estimated periods of commencement and completion of the specific work to be completed on the Project.

“Property” shall have the meaning ascribed thereto in Recital IV of this Agreement.

“Property Proceeds” shall have the meaning ascribed to such term in Section 9.1.

“Real Estate Tax Deposits” shall have the meaning ascribed thereto in Section 6.5(a).

“Real Estate Taxes” means all taxes and assessments, general or special, and any and all levies, claims, charges, expenses and liens, ordinary or extraordinary, governmental or non-governmental, statutory or otherwise  that may be levied, assessed, made, imposed or charged on or against the Property.

 “Request for Advance Documents” shall have the meaning ascribed thereto in Section 5.2(a).

“Residential Unit” means a unit which is designed and intended for a single-family dwelling, or such other uses permitted by the Declaration of Condominium, but specifically excluding a Unit constituting a Parking Unit, as more particularly described in Recital III of this Agreement.

“Sales Report” means a report certified by Borrower disclosing information requested by Lender concerning sales activity for each Unit, including (i) the Residential Unit number and the Parking Unit number and whether the Unit has been conveyed to a Contract Buyer or is under contract, (ii) the Minimum Unit Sales Price for such Unit, (iii) the square footage for such Unit, and (iv) with respect to completed sales or Units under contract, (A) the date of the associated Condominium Contract, (B) the date such Condominium Contract was closed (or is scheduled to be closed), (C) the Person to whom such Unit was sold (or is to be sold), (D) Upgrades selected by such purchaser, (E) the Base Purchase Price for such Unit plus the Upgrade prices for Upgrades selected by the Contract Buyer; and (F) the amount of the earnest money deposit for such Unit(s).

“Secured Obligations” means (i) the principal of and interest on the Note and/or this Agreement; (ii) all other Indebtedness of any kind arising under, and all amounts of any kind which at any time become due or owing to Lender under or with respect to any Loan Document; (iii) all of the covenants, obligations and agreements of Borrower, Guarantor or any other Borrower Party in, under or pursuant to any Loan Document; (iv) all Costs (including without limitation, Costs incurred by Lender to protect any or all of the Collateral, perform any obligation of Borrower, Guarantor or any Borrower Party or under any Loan Document, or collect any amount owing to Lender); (v) all fees due and payable by Borrower to Lender, including, without limitation, the Exit Fee, the Prepayment Fee and any other fees payable pursuant to the Loan Documents; (vi) any and all other liabilities, obligations and Indebtedness, howsoever created, arising or evidenced, direct or indirect, absolute or contingent, recourse or nonrecourse, now or hereafter existing or due or to become due, owing by Borrower to Lender; and (vii) interest on all of the foregoing to the extent it accrues under this Agreement or the Note, including, without limitation, interest accruing after an Event of Default, acceleration and/or judgment at the Default Rate.

“Single Purpose Entity” means that Borrower shall: (a) not own any asset or property other than (i) the Property and all improvements thereon, and (ii) incidental personal property relating to the ownership or operation of the Property; (b) not enter into any contract, agreement or other undertaking to provide services to any Person; (c) in its organizational documents, limit its purpose to the acquiring, constructing, owning, operating, maintaining and leasing the Project and other lawful activities incidental thereto; (d) not engage in any business other than the acquisition, construction, ownership, operation, maintenance and leasing of the Property, and other lawful activities incidental thereto; (e) not make any loans or advances to any Person; provided however, that nothing shall prohibit Borrower from managing it payables and other monetary obligations (other than Secured Obligations) in a prudent manner and paying such obligations in the ordinary course; (f) shall not own a subsidiary and shall not acquire obligations or securities of any other Person, other than certificates of deposit, money market accounts or similar short-term investments; (g) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due, or as may be prepayable; (h) do all things necessary to observe organizational formalities and preserve its existence, and shall not, and shall not permit any member to, amend, modify or otherwise change any of the Organizational Documents of Borrower or such member in any manner not permitted by the provisions of this Agreement without the prior written consent of Lender, such consent to not be unreasonably withheld, conditioned or delayed; (i) maintain all of its books, records and bank accounts separate from those of any other Person; (j) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity, shall correct any known misunderstanding regarding its status as a separate entity from that of its members and any other Person, and shall conduct business in its own name, shall not identify itself as a division or part of any other Person; (k) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (l) not seek the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of Borrower, nor transfer or otherwise dispose of all or substantially all of its assets, nor change its legal structure, without, in each case, Lender’s prior written consent; (m) not commingle the funds and other assets of Borrower with those of any other Person; (n) maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (o) not hold itself out to be responsible for the debts or obligations of any other Person and shall not assume, guarantee or pay the debts or obligations of any other Person; (p) prepare separate tax returns and financial statements, or if part of a consolidated group, then Borrower shall be shown as a separate member of such group; (q) allocate and charge fairly and reasonably any common employee or overhead shared with any other Person; and (r) transact all business with Affiliates on an arm’s length basis, provided that Lender acknowledges that the management fees contained in the Management Agreement as of the date hereof shall be deemed in compliance with the foregoing requirement.

“Soft Costs” means all costs incurred or to be incurred in connection with the Project other than Hard Costs, including, without limitation, interest on the Loan, all fees incurred in connection with the Loan and payable to Lender, commissions, appraisal fees, architectural and engineering fees, title and recording charges, counsel fees, real estate tax reserves and interest reserves, real estate taxes and special assessments becoming due and payable during the period of construction, Real Estate Taxes, marketing fees and those costs (other than Hard Costs) set forth in the Project Budget.

“State” means any state or commonwealth in the United States of America.

“Survey” means a current survey of the Land, prepared by a surveyor licensed in the State where the Property is located and reasonably acceptable to Lender and the Title Insurer as having been prepared in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, NSPS and ACSM  in 1999, including items 1, 2, 3, 4, 6, 7(a), 7(b-1), 7(c), 8, 9, 10, 11(a), 13, 14, 15 and 16 of Table A thereof, which shall include a certification from the surveyor preparing the survey as set forth in Exhibit F to this Agreement.  Without limitation of the foregoing, the Survey shall show (i) the legal description of the Project; (ii) dimensions and locations of buildings, fences, and other improvements; (iii) locations of all visible or recorded easements (and recording numbers, to the extent recorded), setback lines, rights of way, water courses, drains, sewers, utility lines, public and private roads (including the names and widths thereof and recording numbers for the dedications thereof); (iv) if the Project comprises more than one parcel, interior lines and other data sufficient to insure contiguity; (v) if the Project is located in a flood plain; and (vi) such additional information which may be reasonably required by Lender or the Title Insurer.

“Sworn Contractor’s Statement” shall have the meaning ascribed to this term in Section 5.2(a)(iii).

“Sworn Owner’s Statement” shall have the meaning ascribed to this term in Section 5.2(a)(ii).

“Sworn Statement” shall have the meaning ascribed to this term in Section 5.2(a)(iii).

“Title Commitment” means a commitment from the Title Insurer to issue to the Title Policy. The Title Commitment shall include all underlying documents referenced therein.

“Title Insurer” means Lawyers Title Insurance Corporation or any other nationally recognized title insurance company approved by Lender.

“Title Policy” means an ALTA Mortgagee’s Policy (1992) of title insurance, with extended coverage, issued by the Title Insurer in the maximum amount of the Loan, containing, to the extent such endorsements are available under the laws of the State where the Property is located: (i) extended coverage, (ii) Lender’s comprehensive, (iii) access, (iv) creditors’ rights, (v) survey (accuracy of survey), (vi) location (survey legal matches title legal), (vii) separate tax lot, (viii) plat act/subdivision or legal lot, (ix) zoning 3.0, (x) contiguity (if applicable), (xi) special restrictions (if applicable), (xii) utility facility endorsement, (xiii) street address, (xiv) variable rate, (xv) usury, (xvi) pending construction disbursement, (xvii) doing business, (xviii) foundation, (xix) condominium endorsement, and (xx) such other endorsements as Lender may require based upon its counsel’s review of the Title Commitment and Survey, insuring the Deed of Trust on the Property as a valid first priority mortgage lien thereon, subject only to the Permitted Exceptions, and naming Lender as the mortgagee insured.

“Total Project Costs” means the sum of, without duplication (and specifically excluding all costs of construction already paid for): (A) all Hard Costs for work done and not theretofore paid for or to be done through completion of the Project in accordance with the Project Budget, based upon Lender’s Estimate of Construction Costs; (B) all Soft Costs and other costs and expenses payable by Borrower through completion of the Project, including, but not limited to, those costs to equip, fixture, furnish, develop, market and operate the Project prior to the Maturity Date (including, but not limited broker’s fees, marketing fees, and condominium association dues); (C) all other unpaid costs set forth in the Project Budget; (D) all condominium assessments (not theretofore paid for) with respect to unsold Residential Units or Parking Units; (E) all amounts due to Lender under the terms of this Agreement, including, without limitation, Costs, and interest due or to become due and payable (and not theretofore paid for) prior to the completion of the Project, but excluding payment of principal due on the Maturity Date; (F) all Real Estate Taxes to be due and payable prior to the Maturity Date, as estimated and determined by Lender, in its reasonable discretion; and (G) all other amounts as Lender, in its reasonable discretion, deems necessary or reasonable to complete the Project in accordance with the Construction Documents, and to pay all liabilities and perform all obligations of Borrower under the Loan Documents.

“Transfer” means any sale, lease, exchange, assignment (either outright or collateral), conveyance, transfer, pledge, mortgage, trade, or other encumbrance of any right, title or interest in all or any portion of the Property (whether legal or equitable), or any interest therein, or all or any part of the direct or indirect legal or beneficial ownership interest in Borrower (or any other Person as specifically referenced in this Agreement), whether voluntarily, by operation of law or otherwise.

“UCC Financing Statements” means the UCC Financing Statements naming Borrower, as debtor, and Lender, as secured party, to be filed in: (a) the county in which the Property is located, but only if the Deed of Trust alone does not constitute a fixture filing in such jurisdiction or if local counsel so advises, (b) the office of the Secretary of State of the State of Borrower’s organization and (c) in such other jurisdictions as Lender may determine, as the case may be, in connection with the personal property described in the Deed of Trust and other Loan Documents.

“Uniform Commercial Code” and “UCC” each mean the Uniform Commercial Code as in effect in any applicable jurisdiction, as amended from time to time.

“Unit” means a Residential Unit or a Parking Unit.

“Unit Release Payment” shall have the meaning ascribed to such term in Section 8.7(c).

“Unit Releases” shall have the meaning ascribed to such term in Section 8.7(b).

“Upgrade” means any alteration, additional or extra work or change in or to the applicable Residential Unit, including changes or alterations to fixtures, appliances, equipment,

hardware, the basic floor plan or other base construction standard with respect to the applicable Residential Unit.

“Upgrade Profit” means an amount equal to the difference between the consideration payable by a Contract Buyer for an Upgrade and the actual cost to Borrower to construct such Upgrade.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

EXHIBIT A

THE LAND

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the County of Fairfax and the Commonwealth of Virginia and being more particularly described as follows:

Beginning at a point on the easterly right-of-way line of West Ox Road (Route 608), said point marking the P.C. of a 55 foot radius return at the southeasterly intersection of the said West Ox Road and Penderbrook Drive (Route 6558); thence with the said return, a curve to the right, whose chord is N 43°l0’OO”E, 81.21 feet, an arc distance of 91.36 feet to a point on a southerly right-of-way line of the said Penderbrook Drive; thence with the said right-of-way line of the said Penderbrook Drive the following courses: with a curve to the right, whose radius is 729.95 feet and whose chord is S64°26’02”E, 612.64 feet, an arc distance of 632.22 feet; S39°37’20”E, 395.59 feet; with a curve to the left, whose radius is 576.00 feet and whose chord is S57°32’30”E, 354.44 feet, an arc distance of 360.29 feet to a point marking the P.C. of a 25 foot radius return at the southwesterly intersection of the said Penderbrook Drive and South Penderbrook Drive (Route 7963); thence with the said return, a curve to the right, whose chord is S33°24’42”E, 33.49 feet, an arc distance of 36.69 feet to a point on the westerly right-of-way line of the said South Penderbrook Drive; thence with the said right-of-way line of South Penderbrook Drive with a curve to the left, whose radius is 476.00 feet and whose chord is S02° 1 6’57”E, 180.35 feet, an arc distance of 181.45 feet and S 13° 12’ 1 0”E, 483.33 feet to a point marking the northeasterly corner of Penderbrook, Section 7-A; thence running with the northerly and westerly lines of Penderbrook, Section 7-A the following courses: with a curve to the left, whose radius is 28.50 feet and whose chord is N68°08’37”W, 18.32 feet, an arc distance of 18.65 feet; with a curve to the right, whose radius is 121.50 feet and whose chord is N78°32’30”W, 35.28 feet, an arc distance of 35.40 feet; N70°l 1 ‘36”W, 43.08 feet; N84°49’33”W, 73.50 feet; N71°38’22”W, 36.91 feet; with a curve to the right, whose radius is 936.00 feet and whose chord is N67°19’29”W, 93.69 feet, an arc distance of 93.72 feet and S28°55’50”W, 188.50 feet to a point on a northerly boundary of Fairfax County Board of Supervisors; thence with the said boundary of Fairfax County Board of Supervisors N84°32’18”W, 122.85 feet and with a curve to the right, whose radius is 300.00 feet and whose chord is N74°l6’20”W, 106.93 feet, an arc distance of 107.51 feet to a point on an easterly right-of-way line of West Ox Road (Rt. 608); thence with the easterly right-of-way line of West Ox Road (Rt. 608) and continuing with the easterly and northerly lines of Fairfax County Board of Supervisors N13°09’12”W, 885.23 feet and S62°09’05”W, 236.69 feet to a point on the aforementioned right-of-way line of West Ox Road; thence with the said right-of-way line of West Ox Road the following courses: with a curve to the left, whose radius is 2919.79 feet and whose chord is N28°55’18”W, 83.50 feet, an arc distance of 83.50 feet; N29°44’27”W, 251.91 feet; with a curve to the right, whose radius is 899.93 feet and whose chord is N18°01’27”W, 365.50 feet, an arc distance of 368.06 feet and N06°l5’OO”W, 29.66 feet to the point of beginning, containing 19.38373 acres of land.

EXHIBIT B

PROJECT BUDGET

PURCHASE PRICE	$75,000,000

SOFT COSTS
Appraisal, Environmental, Market Study	15,000
Insurance	14,000
Title	125,000
Recordation & Tax Stamp Costs	405,000
Legal, Organizational & Condo Docs	50,000
Marketing	715,000
Production Overhead	392,000
Real Estate Taxes	103,000
Sales Management	51,000
Loan Fee	670,000
Other Fees/Costs	196,000
Interest Reserve	1,731,000
Soft Cost Contingency	140,000
TOTAL SOFT COSTS	4,607,000

HARD CONSTRUCTION COSTS
Unit Upgrades	3,400,837
Common Area Upgrades	2,127,163
TOTAL HARD COSTS	5,528,000

TOTAL PROJECT BUDGET	$85,135,000

EXHIBIT C

PENDING LITIGATION

Open Matters as of 1/24/05

1.                                       Kosarski v. Comstock Homes of North Carolina, L.L.C.

- Litigation filed by purchaser of one of our homes alleging failure to complete punchlist items post settlement.  Amount in controversy is approximately $9000 plus claimed attorneys fees and costs.

2.                                       Ken Hinkle Associates, Inc. v. Comstock Homes, Inc.

- We have been served with a motion to compel arbitration as a result of withholding payment from subcontractor whose work we deemed inferior.  Withheld payment is in the amount of $67,656.30.

EXHIBIT D

OWNERSHIP CHART

Borrower is 100% owned by Comstock Homebuilding Companies, Inc.

EXHIBIT E

MINIMUM SALES GUIDELINES

[See attached]

EXHIBIT F

CERTIFICATION OF SURVEYOR

To:                              [BORROWER]; CORUS BANK, N.A., together with its successors and assigns; and
[TITLE INSURANCE COMPANY]

I hereby certify that:

(a)   this survey was prepared by me or under my supervision in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM and NSPS in 1999 and includes Items 1 through 4, 6 though 11 and 13 through 16 of Table A thereof and was prepared pursuant to the accuracy standards (adopted by ALTA and ACSM) of a Class A Survey, as defined therein;

(b)   this survey which was established by a transit-tape (instrument) field survey actually made on the ground pursuant to the record description is true, correct and accurate as to the boundaries and areas of the subject property and the location and number of parking spaces, size, location, dimension and type of buildings and improvements thereon (if any), and as to the other matters shown hereon, it shows the location and dimension of all improvements, rights-of-way, easements and any other matters affecting the subject property;

(c)   there are no party walls or encroachments on adjoining Property, streets or alleys by any buildings, structures, or other improvements located on the subject property and there are no encroachments on the subject property by buildings, structures or other improvements situated on adjoining property, except as shown on the survey and set forth as a Field Note;

(d)   adequate ingress to and egress from the subject property is provided by [NAME OF STREETS], the same being paved, dedicated public right(s)-of-way maintained by [NAME OF MAINTAINING AUTHORITY];

(e)   the subject property does not serve any adjoining property for drainage, ingress and egress or any other purpose except as shown on the survey and set forth as a Field Note;

(f)    the undersigned has received and examined a copy of Title Insurance Commitment No.           , issued by                                      Title Insurance Company, and of each instrument listed therein; the location of each such easement, right-of-way, servitude and other matter affecting title, to the extent it can be located, has been shown on the survey with appropriate recording reference; and all matters that cannot be located have been listed hereon as a Field Note; the subject property shown on the survey is the property described in the Title Insurance Commitment;

(g)   all required building setback lines on the subject property are located as shown hereon and the location of all improvements (if any) on the subject property are in accordance with minimum setback provisions and restrictions of record referenced in the Title Insurance Commitment and required by zoning and building ordinances applicable in the State, City and County in which the subject property is situated;

(h)   the survey correctly shows: (i) the zoning classification for the subject property, (ii) the permitted uses within such classification; and (iii) the sources of such information;

(i)    I have consulted the U.S. Department of Housing and Urban Development, Federal Insurance Administration Flood Hazard Boundary Map, Community Number                       , Sheet Number                        revised                     , and found that the subject property is not located in a special flood hazard area according to the map;

(j)    the undersigned expressly understands and agrees that: (a) this Certificate is made to induce CORUS BANK, N.A. (together with its successors and assigns, “Lender”) to extend credit secured by a deed of trust, deed to secure debt or mortgage lien covering the subject property and to induce [TITLE INSURANCE COMPANY] (“Title Insurer”) to issue a policy of title insurance insuring the validity and priority of such lien; (b) both Lender and Title Insurer are entitled to rely upon this plat of survey as being true and accurate in all respects and upon this Certificate as being true and accurate; and (c) the consideration paid to the undersigned for the preparation and certification of such survey has been paid, in part, for the benefit of Lender and Title Insurer and in anticipation of their reliance hereon.

(Signature of Surveyor)
(Surveyor’s Seal)	Registered Surveyor,
State of:

Registered No.

Date of Survey:
Date of Last Revision:

EXHIBIT G

FORM OF CONDOMINIUM CONTRACT

[See attached]